UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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Constant Contact, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2010

Dear Fellow Stockholders:

We are pleased to invite you to our 2010 Annual Meeting of Stockholders, which will take place on Tuesday, June 1, 2010 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, 3rd Floor, Waltham, Massachusetts 02451. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

On the pages following this letter you will find the notice of our 2010 Annual Meeting of Stockholders, which lists the items of business to be considered at the Annual Meeting, and the proxy statement, which describes the items of business listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our Annual Report to Stockholders for the year ended December 31, 2009, which contains, among other things, our audited consolidated financial statements.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in “street name” — that is, held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted.

The ability to have your vote counted at the Annual Meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.

Thank you for your ongoing support and continued interest in Constant Contact.

Sincerely,

Gail F. Goodman
Chairman, President and Chief Executive Officer

CONSTANT CONTACT, INC.
Notice of Annual Meeting of Stockholders
To Be Held on Tuesday, June 1, 2010

Notice is hereby given that the 2010 Annual Meeting of Stockholders will be held at Constant Contact, Inc., 1601 Trapelo Road, 3rd Floor, Waltham, Massachusetts 02451, on Tuesday, June 1, 2010, at 10:00 a.m., Eastern Time, for the following purposes:

1. To elect the three nominees identified in the attached proxy statement as members of our board of directors to serve as class III directors for a term of three years;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

3. To transact other business, if any, that may properly come before the Annual Meeting of Stockholders or any adjournment of the Annual Meeting of Stockholders.

Stockholders of record at the close of business on Wednesday, April 7, 2010 are entitled to receive this notice of our Annual Meeting of Stockholders and to vote at the Annual Meeting of Stockholders and at any adjournments of such meeting. The stock transfer books of Constant Contact will remain open for the purchase and sale of Constant Contact’s common stock.

Included with this Notice and Proxy Statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2009, which contains our audited consolidated financial statements and other information of interest to our stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please promptly complete, sign and date the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid.

By Order of the Board of Directors,

Robert P. Nault
Secretary

April 26, 2010

CONSTANT CONTACT, INC.
1601 Trapelo Road, 3rd Floor
Waltham, Massachusetts 02451

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on June 1, 2010

Constant Contact, Inc., a Delaware corporation, which is referred to as “we” or “us” in this proxy statement, is sending you this proxy statement and proxy card in connection with the solicitation of proxies by our board of directors for use at our 2010 Annual Meeting of Stockholders, which will be held on Tuesday, June 1, 2010 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, 3rd Floor, Waltham, Massachusetts 02451. If the 2010 Annual Meeting of Stockholders is adjourned for any reason, then the proxies may be used at any adjournments of such annual meeting. You may obtain directions to the location of the 2010 Annual Meeting of Stockholders by viewing them on our website, www.constantcontact.com, or by contacting the Investor Relations Department at the address and telephone number listed below.

We are first sending the Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the year ended December 31, 2009 to our stockholders on or about April 26, 2010.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual
Meeting of Stockholders to be Held on June 1, 2010:

This proxy statement and the annual report to stockholders are available for viewing, printing and downloading at www.proxydocs.com/ctct.

Our Annual Report on Form 10-K for the year ended December 31, 2009 is available on the “Investor Relations” section of our website at www.constantcontact.com. Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K, without charge, please contact:

Constant Contact, Inc.
1601 Trapelo Road, 3rd Floor
Waltham, Massachusetts 02451
Attention: Investor Relations Department
(781) 472-8100
ir@constantcontact.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Certain documents referenced in this proxy statement are available on our website, www.constantcontact.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the 2010 Annual Meeting of Stockholders, stockholders will consider and vote on the following matters:

•	The election of the three nominees identified in this proxy statement as members of our board of directors to serve as class III directors for a term of three years;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

•	The transaction of other business, if any, that may properly come before the 2010 Annual Meeting of Stockholders or any adjournment of the meeting.

Who is entitled to vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on April 7, 2010, the record date for the 2010 Annual Meeting of Stockholders. The aggregate number of shares entitled to vote at this meeting is 28,507,149 shares of our common stock, which is the number of shares that were issued and outstanding as of the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on at the 2010 Annual Meeting of Stockholders.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and, if you vote by mail, please cast your vote as soon as possible.

How may I vote?

Stockholder of record: Shares registered in your name.  If you are a stockholder of record, which means that your shares are registered in your own name, not in “street name” by a bank, brokerage firm or other intermediary, then you can vote in one of the following two ways:

•	You may vote by mail. To vote by mail, you need to complete, sign and date the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope so that it is received prior to the 2010 Annual Meeting of Stockholders. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR each of the proposals.

•	You may vote in person. If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the meeting.

Beneficial owner: Shares held in “street name.”  If the shares you own are held in “street name” by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, brokerage firm or other intermediary.

Brokers are subject to New York Stock Exchange, or NYSE, rules. NYSE rules direct that, if you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, the broker will be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items and your shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, brokerage firm or other intermediary that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

Under recent changes to the NYSE rules, which affect us because they apply to brokers who hold shares of our common stock, the proposal to elect the three nominees to serve as class III directors is a non-discretionary item, which means that if you do not give instructions to your broker, your broker will not be able to vote your shares in its discretion on this proposal and your shares will be treated as “broker non-votes.” We urge you to provide voting instructions to your broker so that your votes may be counted.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010 is a discretionary item under the NASDAQ Marketplace Rules and NYSE rules. Accordingly, your bank, brokerage firm or other intermediary may exercise its discretionary authority with respect to this proposal if you do not provide voting instructions.

If you wish to attend the 2010 Annual Meeting of Stockholders to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e., your bank, brokerage firm or other intermediary).

May I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you may change your vote and revoke your earlier proxy at any time before it is exercised by taking one of the following actions:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice that you want to revoke your proxy; or

•	attending the meeting, notifying our corporate secretary that you are present and then voting in person.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the 2010 Annual Meeting of Stockholders, our bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the 28,507,149 shares of our common stock issued and outstanding and entitled to vote at the meeting, that is, at least 14,253,575 shares.

Shares of our common stock present in person or represented by proxy (including shares that reflect abstentions, “broker non-votes” and votes withheld for director nominees) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors (Proposal 1):  The three director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the Annual Meeting, regardless of whether that number represents a majority of the votes cast, will be elected.

Ratification of the appointment of PricewaterhouseCoopers LLP (Proposal 2):  The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the Annual Meeting and voting on the proposal is needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

How will votes be counted?

Each share of common stock voted at the Annual Meeting will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares withholds authority in the proxy card to vote for a particular director nominee or nominees or abstains from voting on a particular matter or (2) the shares constitute “broker non-votes.” As a result, withheld shares, abstentions and “broker non-votes” will have no effect on the outcome of voting on Proposal 1 and Proposal 2 at the Annual Meeting.

Who will count the votes?

Our transfer agent and registrar, American Stock Transfer & Trust Company, will count, tabulate and certify the votes. A representative of American Stock Transfer & Trust Company will serve as the inspector of elections at the Annual Meeting.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	FOR Proposal 1 — to elect the three nominees identified in this proxy statement as class III director nominees; and

•	FOR Proposal 2 — to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted on at the Annual Meeting. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the Annual Meeting has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal with respect to the shares they have authority to vote.

Where can I find the voting results?

We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days after the Annual Meeting.

May I recommend a candidate for Constant Contact’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by sending a written notice to our corporate secretary at the address under “How and when may I submit a stockholder proposal for the 2011 annual meeting?” below. Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of our common stock held by the stockholder, as well as the candidate’s name, age, address, principal occupation and number of shares of our common stock held by the candidate. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2011 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2011 annual meeting?” You can find more detailed information on our process for selecting board members and our criteria for board nominees in “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Director Nomination Process” below and in the Corporate Governance Guidelines posted on the “Investor Relations” section of our website, www.constantcontact.com.

Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2011 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined in “How and when may I submit a stockholder proposal for the 2011 annual meeting?” immediately below.

How and when may I submit a stockholder proposal for the 2011 annual meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2011 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 27, 2010.

If you wish to present a proposal or a proposed director candidate at the 2011 annual meeting, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to our corporate secretary at the address noted below. We must receive this required notice by March 3, 2011, but no sooner than February 1, 2011. However, if the 2011 annual meeting is held before May 12, 2011 or after July 31, 2011, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2011 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2011 annual meeting and (2) the 10th day following the date on which notice of the date of the 2011 annual meeting was mailed or public disclosure was made, whichever occurs first.

Any proposals, notices or information about proposed director candidates should be sent to:

Constant Contact, Inc.
1601 Trapelo Road, 3rd Floor
Waltham, Massachusetts 02451
Attention: Corporate Secretary

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. We are soliciting proxies for the Annual Meeting by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	Our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, email and personal interviews.

•	We will request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement.

What is “householding” and how may I receive a separate copy of the proxy statement or annual report?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS

Our Board of Directors

In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three year terms. As a result, only one class of our board of directors is elected each year. The members of the classes are divided as follows:

•	the class III directors are Robert P. Badavas, Gail F. Goodman and William S. Kaiser, and their term expires at the 2010 Annual Meeting of Stockholders;

•	the class I directors are Thomas Anderson and Michael T. Fitzgerald, and their term expires at the annual meeting of stockholders to be held in 2011; and

•	the class II directors are John Campbell and Daniel T. H. Nye, and their term expires at the annual meeting of stockholders to be held in 2012.

Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Daniel T. H. Nye was elected by the board of directors to fill the class II vacancy on the board of directors created by Mr. Gallagher’s resignation on March 31, 2009, and Mr. Nye was elected by our stockholders at our 2009 annual meeting of stockholders held on June 2, 2009.

Below is information about each member of our board of directors, including the nominees for election as class III directors. This information includes each director’s age as of March 31, 2010 and length of service as a director of Constant Contact, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she has served as a director for at least the past five years.

In addition to the information presented below regarding each director or nominee’s specific experience, qualifications, attributes and skills that led the board of directors to the conclusion that such person should serve as one of our directors, we believe that all of our directors and director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each of them has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and to the board of directors, in some cases for many years.

There are no family relationships among any of our directors, nominees for director and executive officers.

Director Nominees for Terms Expiring in 2013 (Class III Directors)

Robert P. Badavas.  Mr. Badavas, age 57, has served as one of our directors since May 2007. Mr. Badavas is a private investor and, since his retirement from TAC Worldwide, a technical workforce management company, has been serving as President of Petros Ventures, Inc., a venture management and advising company. Mr. Badavas served as President and Chief Executive Officer of TAC Worldwide from December 2005 until his retirement in October 2009, and was Executive Vice President and Chief Financial Officer of TAC Worldwide from November 2003 to December 2005. From September 2001 to September 2003, Mr. Badavas served as Senior Partner and Chief Operating Officer of Atlas Venture, a venture capital firm. Mr. Badavas was Senior Corporate Adviser to the Office of the Chairman of Aether Systems, Inc., a provider of wireless data products and services, from September 2000 to June 2001. Prior to that, he was Chief Executive Officer of Cerulean Technology, Inc., a provider of mobile information systems applications, from December 1995 until Aether Systems, Inc. acquired the company in September 2000. From 1986 to October 1995, Mr. Badavas was Senior Vice President and Chief Financial Officer, among other capacities, of Chipcom Corporation, a provider of computer networking intelligent switching systems. Mr. Badavas is a member of the board of directors and chairman of the audit committee of Hercules Technology Growth Capital, Inc., a publicly traded specialty finance company, and, until April 2010, served as a member of the board of directors and chairman of the audit committee of Airvana, Inc., a provider of network infrastructure products that was publicly traded until April 2010. Mr. Badavas was previously a member of the board of directors and the chairman of the audit committee of RSA Security, Inc., a publicly traded provider of business security solutions, from 2000 until its acquisition by EMC Corporation in 2006. Mr. Badavas holds a B.S. in Accounting and Finance from Bentley University.

The board of directors has concluded that Mr. Badavas should serve as a director because his extensive business and financial experience, including his previous experience as a chief executive officer and chief financial officer, his experience in the business solutions industry and his experience as a director and audit committee member of other public companies, provide him with insight that is valuable to both our board of directors and our audit committee.

Gail F. Goodman.  Ms. Goodman, age 49, has served as our President and Chief Executive Officer since April 1999, as a member of our board of directors since May 1999 and as Chairman of our board of directors since November 1999. Prior to joining us, Ms. Goodman served as Vice President, Commerce Products Group of Open Market, Inc., a provider of Internet commerce application software, from 1996 until 1998, as Vice President, Marketing of Progress Software Corporation, a developer and provider of application development tools and database software, from 1994 until 1996, as Director of Product Management of Dun & Bradstreet Software, a provider of enterprise resource planning software, from 1991 until 1994, and as Manager of Bain & Company, a business consulting firm, from 1987 until 1991. Ms. Goodman is a member of the board of directors of HubSpot, Inc., a provider of internet marketing services. She holds a B.A. from the University of Pennsylvania and an M.B.A. from the Amos Tuck School of Dartmouth College.

The board of directors has concluded that Ms. Goodman should serve as a director because her experience as our chief executive officer for over a decade gives Ms. Goodman a particularly significant insight into our business, organization and strategic goals and objectives.

William S. Kaiser.  Mr. Kaiser, age 54, has served as one of our directors since May 2006. Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since 1986 and has been one of the general partners of the Greylock Limited Partnerships since 1997. Mr. Kaiser is a member of the board of directors of Red Hat, Inc., a publicly traded open source solutions provider, and several private companies. Mr. Kaiser holds a B.S. from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

The board of directors has concluded that Mr. Kaiser should serve as a director because Mr. Kaiser’s service throughout his career on the board of directors of over 20 private and public companies, as well as on the audit committee of over 15 private and public companies, provides him with significant business and financial experience, which is significant to our board of directors and our audit committee.

Directors Whose Terms Expire in 2011 (Class I Directors)

Thomas Anderson.  Mr. Anderson, age 47, has served as one of our directors since January 2007. Since August 2009, Mr. Anderson has served as the President and Chief Executive Officer of Integrity Interactive Corporation, a provider of compliance and risk management solutions. From January 2007 until December 2007, Mr. Anderson was the Senior Vice President, Direct to Consumer Channel, of SLM Corporation, a provider of student loans. From January 2005 until January 2007, Mr. Anderson was the President, Chief Executive Officer and a member of the board of directors of Upromise, Inc., a provider of financial resources for college-bound individuals, which was acquired by SLM Corporation. From January 2003 until January 2005, he served as Chief Executive Officer of AmeriFee, LLC, a medical finance company owned by Capital One Financial Corporation. From 2001 until 2003, he served as a Senior Vice President of Capital One Financial Corporation, a financial services company. Mr. Anderson holds a B.A. from Dartmouth College and an M.S. from the MIT Sloan School of Management.

The board of directors has concluded that Mr. Anderson should serve as a director because Mr. Anderson’s experience as an executive officer of several companies, a private investor and a partner at a large consulting firm, where he worked with companies that provide direct-to-market consumer marketing, provide him with insight into the challenges and opportunities that we face.

Michael T. Fitzgerald.  Mr. Fitzgerald, age 57, has served as one of our directors since July 2000. He is Managing General Partner and Founder of Commonwealth Capital Ventures, the manager of three early stage venture funds. Prior to founding Commonwealth in 1995, Mr. Fitzgerald was a General Partner at Palmer Partners, the manager of three early stage venture funds, where he had served since 1981. Mr. Fitzgerald is a member of the board of directors of several private companies. Mr. Fitzgerald holds a B.A. from Amherst College and an M.B.A. from the Harvard Business School.

The board of directors has concluded that Mr. Fitzgerald should serve as a director because Mr. Fitzgerald’s extensive business experience and involvement on several boards of directors provide him with knowledge that our board of directors values.

Directors Whose Terms Expire in 2012 (Class II Directors)

John Campbell.  Mr. Campbell, age 62, has served as one of our directors since March 1999 and is a private investor. From December 2005 until June 2006, he served as interim Chief Operating Officer of DFA Capital Management Inc., a risk management software company. Mr. Campbell is a director of WAM Systems, DFA Capital Management and SellMyTimeshareNow.com, all privately held software companies. Mr. Campbell co-founded Marcam Corporation, a leading developer of enterprise resource planning software, in 1980.

The board of directors has concluded that Mr. Campbell should serve as a director because Mr. Campbell’s experience of over thirty years in the business software industry enables him to provide significant and valuable insight to our board of directors.

Daniel T. H. Nye.  Mr. Nye, age 43, has served as one of our directors since March 2009. In February 2010, Mr. Nye was appointed President and Chief Executive Officer of Rocket Lawyer Incorporated, a provider of online legal solutions. He also serves as a director of Rocket Lawyer. From February 2007 until January 2009, he served as Chief Executive Officer of LinkedIn Corporation, an online professional networking company. From 2002 to January 2007, he served as Executive Vice President and General Manager, Investment Management, of Advent Software, Inc., a provider of software solutions to investment management organizations. Previously, Mr. Nye served as an executive with Intuit, Inc., a provider of small business software solutions. Mr. Nye serves on the board of directors of a private college. Mr. Nye holds a B.A. from Hamilton College and an M.B.A. from the Harvard Business School.

The board of directors has concluded that Mr. Nye should serve as a director because it believes Mr. Nye’s experience as a chief executive officer and his extensive knowledge of the business software industry is extremely valuable.

Director Independence

Under applicable NASDAQ Marketplace Rules, a director of Constant Contact will qualify as an “independent director” only if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Anderson, Badavas, Campbell, Fitzgerald, Kaiser or Nye has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Our board of directors reached a similar determination with respect to Mr. Gallagher, who served as a director from June 2003 until March 2009.

Board Leadership Structure and Risk Oversight

Ms. Goodman has served as the chairman of our board of directors and chief executive officer since 1999. This board leadership structure is commonly utilized by public companies in the United States, and we believe that this leadership structure has been effective for us. Having one person serve as both chief executive officer and chairman of the board shows our employees, customers and other constituencies that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. We believe that this eliminates the potential for duplication of efforts and inconsistent actions. Our board of directors believes that it has lessened any of the potential concerns associated with Ms. Goodman’s dual role by appointing a lead independent director. For more information regarding our lead independent director, see “— Lead Independent Director” below. We recognize that different board leadership structures may be appropriate for companies with different histories or varying equity ownership structures and percentages. However, we believe our current leadership structure remains the optimal board leadership structure for us.

Our audit committee is primarily responsible for overseeing our risk management function. While the audit committee has primary responsibility for overseeing risk management, our entire board of directors is actively involved in overseeing our risk management. For example, the board engages in periodic discussions with such company officers as the board deems necessary, including the chief executive officer, chief financial officer, general counsel and senior vice president, engineering and operations. In addition, our compensation committee reviews compensation policies and practices as they relate to risk management practices and risk-taking incentives. We believe that the leadership structure of our board supports effective risk management oversight.

Lead Independent Director

In July 2008, our board of directors designated Thomas Anderson as Lead Independent Director. As Lead Independent Director, Mr. Anderson acts as a liaison between the independent directors and Ms. Goodman, facilitates discussions among independent directors on key issues outside of board meetings, assists Ms. Goodman in the preparation of the agenda for board meetings and presides at all meetings when the independent directors are in executive session.

Committees of our Board of Directors

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are posted on the “Investor Relations” section of our website, www.constantcontact.com. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Marketplace Rules and SEC rules and regulations.

Our board of directors has determined that all of the members of each of the three standing committees of the board of directors are independent as defined under the NASDAQ Marketplace Rules. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. All members of our audit committee are independent as determined in compliance with the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The members of our audit committee are Messrs. Badavas, Kaiser and Nye. Mr. Fitzgerald served on the audit committee until March 31, 2009, at which time Mr. Nye replaced Mr. Fitzgerald. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for financial literacy under the current requirements of the NASDAQ Marketplace Rules. Mr. Badavas is the chairman of the audit committee and our board of directors has determined that he is also an “audit committee financial expert,” as defined by SEC rules, and satisfies the financial sophistication requirements of the NASDAQ Marketplace Rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.

The audit committee’s responsibilities include:

•	appointing, retaining, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from the firm;

•	overseeing our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing our policies and procedures for approving and ratifying related person transactions, including our related person transaction policy;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules.

Our audit committee met five times and acted by written consent once during 2009.

All audit services to be provided to us and all non-audit services, other than de minimus non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “AUDIT-RELATED MATTERS” below.

Compensation Committee

The current members of our compensation committee are Messrs. Anderson, Campbell and Fitzgerald. Mr. Anderson replaced Mr. Gallagher as a member of the compensation committee upon Mr. Gallagher’s resignation as a director on March 31, 2009. Mr. Campbell is the chairman of the compensation committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, our chief executive officer’s compensation;

•	evaluating the performance of our executive officers and reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers;

•	overseeing and administering, and making recommendations to our board of directors with respect to, our cash and equity incentive plans;

•	granting equity awards pursuant to authority delegated by our board of directors;

•	reviewing, and making recommendations to our board of directors with respect to, director compensation;

•	assessing overall compensation policies and practices as they relate to risk management and risk-taking incentives; and

•	preparing the compensation committee report required by SEC rules, which is included below under “EXECUTIVE COMPENSATION — Compensation Committee Report”.

Our compensation committee met nine times and acted by written consent six times during 2009.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Messrs. Anderson, Fitzgerald and Kaiser. Mr. Fitzgerald replaced Mr. Gallagher as a member of the nominating and corporate governance committee upon Mr. Gallagher’s resignation as a director on March 31, 2009. Mr. Anderson is the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	recommending to our board of directors the persons to be nominated for election as directors or to fill vacancies on our board of directors, and to be appointed to each of the board’s committees;

•	overseeing a periodic review by our board of directors with respect to management succession planning;

•	developing and recommending to our board of directors corporate governance principles and guidelines; and

•	overseeing annual evaluations of our board of directors.

Our nominating and corporate governance committee met three times and acted by written consent two times during 2009.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “— Director Nomination Process.”

Board Meetings and Attendance

Our board met ten times and acted by written consent two times during the year ended December 31, 2009. During 2009, each incumbent director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which the director then served.

Director Attendance at Annual Meeting

Our corporate governance guidelines provide that directors are responsible for attending the Annual Meeting. Six of our directors attended our 2009 Annual Meeting of Stockholders.

Director Compensation

Members of our board of directors who are our employees do not receive compensation for their service as directors. Each non-employee director receives an annual retainer of $20,000 for service as a director. Each non-employee director other than committee chairpersons receives an additional annual fee of $5,000 for service on the audit committee, $3,750 for service on the compensation committee and $2,500 for service on the nominating and corporate governance committee. The chairman of the audit committee receives an annual retainer of $15,000 (increased from $10,000 effective October 1, 2009), the chairman of the compensation committee receives an annual retainer of $10,000 (increased from $7,500 effective October 1, 2009) and the chairman of the nominating and corporate governance committee receives an annual retainer of $5,000. In addition, effective October 1, 2009, the Lead Independent Director receives an annual fee of $5,000. We pay our directors quarterly. We also reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings. The compensation committee reviews director compensation periodically and recommends changes to the board of directors as necessary. The changes to director compensation described above were approved by our board of directors in July 2009.

Pursuant to our 2007 stock incentive plan, each non-employee director receives an automatic option grant to purchase 25,000 shares of our common stock upon his or her initial election to our board of directors. Each non-employee director also receives an automatic annual option grant to purchase 10,000 shares of our common stock at each annual meeting after which he or she continues to serve as a director, provided each such non-employee director has served on our board of directors for at least six months prior to the annual meeting. All of these options will vest over a three-year period, with 33.33% of the shares underlying the option vesting on the first anniversary of the date of grant, or in the case of annual option grants, one business day prior to the next annual meeting, if earlier, and an additional 8.33% of the shares underlying the option vesting each three months thereafter, subject to the non-employee director’s continued service as a director. The exercise price of these options equals the fair market value of our common stock on the date of grant. In the event of a change of control of us, the vesting schedule of these options will accelerate in full.

The following table sets forth information regarding compensation earned by each non-employee director during the year ended December 31, 2009:

	Fees Earned or	Option Awards
Name	Paid in Cash ($)(2)	($)(3)(4)	Total ($)

Thomas Anderson	$29,063	$100,817	$129,880
Robert P. Badavas	$31,250	$100,817	$132,067
John Campbell	$28,125	$100,817	$128,942
Michael T. Fitzgerald	$26,875	$100,817	$127,692
William S. Kaiser	$27,500	$100,817	$128,317
Daniel T. H. Nye	$18,750	$181,473	$200,223
Patrick Gallagher(1)	$6,563	—	$6,563

(1)	Mr. Gallagher resigned from the board of directors on March 31, 2009. At a meeting held on that day, the board of directors voted to fully accelerate the vesting of Mr. Gallagher’s option to purchase 10,000 shares of our common stock and to extend the expiration date of Mr. Gallagher’s option from June 30, 2009 to March 31, 2012.

(2)	These fees were earned by each director in 2009 and paid during 2009 and in January 2010.

(3)	The amounts shown in this column represent the grant date fair value of stock option awards granted to our directors in 2009, calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. These amounts do not represent the actual amounts paid to or realized by a director during 2009.

(4)	Pursuant to the annual non-employee director automatic option grant provisions of our 2007 stock incentive plan, each then serving non-employee director, other than Mr. Nye, was granted an option to purchase 10,000 shares of common stock, with an exercise price of $19.02 per share, on June 2, 2009. Pursuant to the non-employee director automatic option grant provisions of our 2007 stock incentive plan, Mr. Nye was granted an option to purchase 25,000 shares of common stock, with an exercise price of $13.99 per share, upon his initial election to our board of directors on March 31, 2009. Mr. Gallagher, who resigned from our board of directors on March 31, 2009, was not granted an option in 2009. The following table shows the aggregate number of stock options held by each of our non-employee directors as of December 31, 2009:

Name	Options (#)

Thomas Anderson	59,000
Robert P. Badavas	59,000
John Campbell	20,000
Michael T. Fitzgerald	20,000
William S. Kaiser	20,000
Daniel T. H. Nye	25,000
Patrick Gallagher (resigned in March 2009)	10,000

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates, including the process which resulted in the election by the board of directors of Mr. Nye in March 2009, includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee, the board of directors and members of our senior management. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates and, in September 2008, the nominating and corporate governance committee engaged the international recruiting firm of Heidrick & Struggles International, Inc. to assist it in such a manner.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

The nominating and corporate governance committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. Our board of directors believes that it is appropriate for us not to have such a policy in light of our stockholders’ right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or the board. Stockholders nominating director candidates must follow the procedures set forth under “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — May I recommend a candidate for Constant Contact’s board of directors?” and ‘‘— How and when may I submit a stockholder proposal for the 2011 annual meeting?”

You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines posted on the “Investor Relations” section of our website, www.constantcontact.com.

Communicating with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o Corporate Secretary, Constant Contact, Inc., 1601 Trapelo Road, 3rd Floor, Waltham, Massachusetts 02451.

Our Commitment to Corporate Governance

We believe that good corporate governance is important to achieve business success and to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors is committed to high governance standards and continually works to improve them. Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the board’s principal responsibility is to oversee our management;

•	a majority of the members of the board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Corporate Governance Materials

We have adopted a written code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on the “Investor Relations” section of our website, www.constantcontact.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the “Investor Relations” section of our website, www.constantcontact.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:

Constant Contact, Inc.
1601 Trapelo Road, 3rd Floor
Waltham, Massachusetts 02451
Attention: Investor Relations Department

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or served during the year ended December 31, 2009, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Executive Compensation Process

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For further information, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.

Policies and Procedures for Transactions with Related Persons

In August 2007, our board of directors adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person.

Any related person transaction proposed to be entered into by us must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee following the date that the related person transaction comes to the attention of our general counsel. Our general counsel, however, may present a related person transaction arising in the time period between meetings of the audit committee to the chairman of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

Transactions involving compensation of executive officers will be reviewed and approved by the compensation committee in the manner specified in the charter of the compensation committee.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in this policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee will review all relevant information available to it about the related person transaction. The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The audit committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Transactions with Related Persons

Since January 1, 2009, we have not engaged in any transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates and immediate family members of our directors, executive officers and 5% stockholders.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, we entered into indemnification agreements with each of our directors and officers that include indemnification provisions that are generally broader in scope than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. For more information regarding these agreements, see “EXECUTIVE COMPENSATION — Limitations on Officers’ and Directors’ Liability and Indemnification Agreements” below.

AUDIT-RELATED MATTERS

Audit Committee Report

The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2009. The audit committee has also reviewed and discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), or SAS No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. SAS No. 61 requires our independent registered public accounting firm to discuss with the audit committee the following to the extent applicable or relevant, among other things:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has also received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with PricewaterhouseCoopers LLP the matters disclosed in the letter and its independence with respect to Constant Contact, including a review of audit and non-audit fees and services, and concluded that PricewaterhouseCoopers LLP is independent.

Based on its discussions with management and PricewaterhouseCoopers LLP, and its review of the representations and information referred to above provided by management and PricewaterhouseCoopers LLP, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. Mr. Fitzgerald served on the audit committee until March 31, 2009, at which time Mr. Nye replaced Mr. Fitzgerald.

By the Audit Committee of the Board of Directors of Constant Contact, Inc.

Robert P. Badavas, Chairman
Daniel T. H. Nye
William S. Kaiser

Auditor Fees and Services

The following table presents the aggregate fees billed (or expected to be billed) by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the years ended December 31, 2009 and December 31, 2008.

Fee Category	2009	2008

Audit Fees(1)	$528,080	$686,048
Audit-Related Fees(2)	—	—
Tax Fees(3)	43,500	28,000
All Other Fees(4)	43,290	1,500

Total Fees	$614,870	$715,548

(1)	Audit fees consisted of fees for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our interim financial statements, the review of financial information included in our filings with the SEC and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees, of which there were none in 2009 and 2008, relate to fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees in 2009 consisted of $40,000 for tax compliance services, which related to the preparation of our federal and state tax returns, and $3,500 for specialty tax services related to foreign tax advice. Tax compliance services accounted for all of the tax fees in 2008.

(4)	All other fees for 2009 consisted of $41,790 related to technology consulting and $1,500 related to a subscription for an accounting research tool. All other fees in 2008 related to the accounting research tool.

The audit committee of our board of directors believes that the non-audit services described above did not compromise PricewaterhouseCoopers LLP’s independence. The audit committee’s charter, which was adopted in August 2007, and can be found on the “Investor Relations” section of our website, www.constantcontact.com, requires that all proposals to engage PricewaterhouseCoopers LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before PricewaterhouseCoopers LLP may provide the services. None of the above fees were approved using the “de minimus exception” under SEC rules, except the fees in 2008 related to the accounting research tool.

The audit committee’s charter provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee. From time to time, our audit committee may pre-approve specified types of “de minimus” services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount, and the audit committee is informed of each service once it has been provided.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have two class I directors, whose terms expire at our 2011 annual meeting of stockholders; two class II directors, whose terms expire at our 2012 annual meeting of stockholders; and three class III directors, whose terms expire at this Annual Meeting. Our board of directors currently consists of seven members.

At this Annual Meeting, our stockholders will have an opportunity to vote for three nominees for class III directors: Robert P. Badavas, Gail F. Goodman and William S. Kaiser. Each of the nominees is currently a director of Constant Contact, and you can find more information about each of them in “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors” above.

The persons named in the enclosed proxy card will vote to elect these three nominees as class III directors, unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. If elected, each of the nominees for class III director will hold office until the 2013 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his or her willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR the election of each of the nominees.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010. Although stockholder approval of our audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of PricewaterhouseCoopers LLP, which served as our independent registered public accounting firm for the year ended December 31, 2009, will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she wishes.

Our board of directors recommends a vote FOR this proposal.

EXECUTIVE OFFICERS

Below is information about each of our current executive officers, other than Ms. Goodman, our Chairman, President and Chief Executive Officer, whose information is included above in “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors.” This information includes each officer’s age as of March 31, 2010, his or her position with Constant Contact, the length of time he or she has held each position and his or her business experience for at least the past five years. Our board of directors elects our officers annually, and officers serve until they resign or the board of directors terminates their position. There are no family relationships among any of our executive officers, directors and nominees for director.

Ellen Brezniak.  Ms. Brezniak, age 51, has served as Senior Vice President, Product Strategy, since December 2008 and before that as Vice President, Product Strategy, since September 2006. From September 2004 until September 2006, she served as Senior Vice President of Marketing and Product Management of GetConnected, Inc., a provider of transaction processing platforms for enabling the sale of digital services. From January 2001 until August 2004, Ms. Brezniak served as Vice President of Marketing of OutStart, Inc., an e-learning software company. Prior to 2001, Ms. Brezniak also held leadership positions at Be Free, Inc., Open Market Inc. and Progress Software, Inc. Ms. Brezniak holds a B.S. from Rensselaer Polytechnic Institute.

Nancie Freitas.  Ms. Freitas, age 48, joined us in November 2005 and has served as Vice President and Chief Marketing Officer since December 2006. In February 2005, Ms. Freitas founded The Freitas Group, a direct marketing and media firm, which she operated until joining us. From April 2000 until January 2005, she led the direct marketing services of Carat Business & Technology, a worldwide media agency. Prior to April 2000, Ms. Freitas also held leadership roles at CFO Magazine, Earthwatch Institute and Games Magazine. Ms. Freitas holds a B.A. from the University of Massachusetts.

Eric S. Groves.  Mr. Groves, age 46, has served as Senior Vice President, Global Market Development, since February 2008 and before that as Senior Vice President, Sales and Business Development, since 2001. From October 1999 until December 2000, Mr. Groves served as Executive Director of Worldwide Sales & Business Development of Alta Vista Corporation, a provider of search services and technology. Prior to October 1999, Mr. Groves also held leadership positions at iAtlas Corp., InfoUSA Inc., MFS Communications Company, Inc., SBC Communications Inc. and Citigroup Inc. Mr. Groves serves on the board of directors of Hubcast, Inc., a digital delivery print provider, and uTest Inc., a provider of software testing services. Mr. Groves holds a B.A. from Grinnell College and an M.B.A. from the University of Iowa.

Thomas C. Howd.  Mr. Howd, age 50, has served as Senior Vice President, Customer Operations, since February 2008 and before that as Vice President, Services, since 2001. From 1999 until 2000, he served as Director, Production Engineering, of Direct Hit Technologies Inc., a provider of search technologies that was later acquired by Ask Jeeves, Inc. From 1998 until 1999, Mr. Howd served as Director of Support and Quality Assurance of Workgroup Technology Corporation, a product data management software provider. Prior to 1998, Mr. Howd also held leadership positions in engineering and professional services during his 11 year tenure at Marcam Corporation, a provider of software applications for manufacturing. Mr. Howd holds a B.S. from Williams College.

Robert P. Nault.  Mr. Nault, age 46, has served as Vice President and General Counsel since March 2007 and as our Vice President, General Counsel and interim Chief Financial Officer since March 2010. Prior to joining us, Mr. Nault served as Senior Vice President, General Counsel and Secretary of RSA Security Inc., a provider of e-security technology solutions, from November 2005 until November 2006 following its acquisition by EMC Corporation in September 2006. Mr. Nault was Vice President and General Counsel of Med-i-Bank, Inc., a provider of software and services for electronic benefit payments, from October 2004 to July 2005; Legal Consultant and Vice President and General Counsel of ON Technology Corporation, an enterprise software company, from March 2001 to May 2004; and Senior Vice President and General Counsel of The Pioneer Group, Inc., a financial services and alternative investments company, from 1995 to 2000. Before joining Pioneer, Mr. Nault was a member of the corporate department of Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP). Mr. Nault holds a B.A. from the University of Rhode Island and a J.D. from Boston University School of Law.

Robert D. Nicoson.  Mr. Nicoson, age 59, has served as Vice President and Chief Human Resources Officer since June 2008. Prior to joining us, Mr. Nicoson was a consultant and Vice President at Gather, Inc., a social network provider, from January 2007 to June 2008. Mr. Nicoson was Vice President of Human Resources and Operations of Certalogic, Inc., an enterprise software company, from 2005 to 2007. From 1999 until 2003, Mr. Nicoson was Managing Director and Chief Resources Officer for Scala Business Solutions N.V., a Netherlands based resource planning software company. Prior to 1999, Mr. Nicoson held senior management positions with The Pioneer Group, Inc., Lotus Development Corp. and Atex, Inc. Mr. Nicoson holds a B.A from Indiana State University.

John J. Walsh, Jr.  Mr. Walsh, age 45, has served as Senior Vice President, Engineering and Operations, since October 2008. Prior to joining us, Mr. Walsh was Senior Vice President of Engineering and Operations for Ecora Software, Inc., a configuration auditing and compliance reporting software company, from October 2006 to September 2008. From January 2006 until August 2006, Mr. Walsh served as Vice President and General Manager of Product Operations of Saba Software, Inc., a people management software provider, following its acquisition of Centra Software Inc. in January 2006. At Centra Software, a distance learning software provider, Mr. Walsh served as Senior Vice President, Products and Operations, from 2005 until 2006, and Senior Vice President of Products from 2002 until 2005. Previously, Mr. Walsh held senior leadership positions at InformTV and Avid Technology, Inc. Mr. Walsh holds a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from Boston University.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009.

By the Compensation Committee of the Board of Directors of Constant Contact, Inc.

John Campbell, Chairman
Thomas Anderson
Michael T. Fitzgerald

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis is designed to provide an understanding of how our compensation program is developed with respect to our named executive officers. During 2009, our named executive officers consisted of Gail F. Goodman, our president and chief executive officer, Steven R. Wasserman, who served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009, and the other executive officers included below in the Summary Compensation Table.

This Compensation Discussion and Analysis is divided into sections in order to help explain:

•	the role of the compensation committee;

•	the objectives and philosophy of our executive compensation program;

•	the role of the independent compensation consultant;

•	the use of competitive benchmarking data provided by our independent compensation consultant;

•	the specific components of our executive compensation program; and

•	potential severance and change of control benefits payable to our executive officers.

This Compensation Discussion and Analysis provides detailed information on the determination, administration and results of our executive compensation program in 2009. In addition, it includes detailed information regarding the compensation committee’s determination of 2010 executive compensation, which was approved by the compensation committee in December 2009 following a series of compensation committee meetings held during the late summer and fall of 2009.

Role of the Compensation Committee

The compensation committee is specifically responsible for establishing compensation and benefits programs for our executive officers, including Ms. Goodman and her executive management team. The compensation committee is comprised solely of independent directors, and its membership currently consists of John Campbell, who serves as chairman, Thomas Anderson and Michael T. Fitzgerald. Mr. Anderson joined the compensation committee in March 2009 following the resignation from the board of directors of Patrick Gallagher. Mr. Anderson participated in all compensation committee discussions regarding 2009 executive compensation determinations even though he was not a member of the compensation committee at that time. The members of the compensation committee are recommended by the nominating and corporate governance committee and elected by the board of directors at least annually. For more information regarding the compensation committee, see “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Committees of our Board of Directors — Compensation Committee” above.

The compensation committee establishes the overall objectives and philosophy of our executive compensation program, determines the specific components of executive compensation, engages the independent compensation consultant, sets and reviews corporate performance goals and individual performance goals for Ms. Goodman and approves incentive payouts and equity awards. With regard to Ms. Goodman’s compensation, the compensation committee performs these functions with input from the independent compensation consultant, and with regard to the other named executive officers, the compensation committee relies on Ms. Goodman’s recommendations as well as input from the independent compensation consultant. In all cases, the compensation committee has final responsibility for all executive compensation decisions.

The compensation committee strives to maintain an effective balance between short-term and long-term business objectives, employing its understanding of our business, the industry and the current and likely future business environment. Accordingly, the compensation committee endeavors to structure short-term and long-term incentive compensation plans that reward performance based on achievement of different, but complementary, strategic and financial objectives. The compensation committee believes this balanced approach motivates management’s efforts to drive strong outcomes in both the current and future business environment.

In establishing individual executive compensation, the compensation committee considers analysis and recommendations from the independent compensation consultant, competitive practices, the president and chief executive officer’s recommendations (for her subordinates), established plans, compensation trends and internal practices. Ultimately, however, the compensation committee applies its judgment in establishing executive compensation.

In 2008, the compensation committee held ten meetings and acted by written consent on six occasions. In 2009, the compensation committee held nine meetings and acted by written consent on six occasions.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation committee’s primary objectives with respect to executive compensation are to:

•	provide competitive compensation to attract, retain and motivate the best possible executive talent;

•	foster a collaborative executive team by linking rewards to shared corporate objectives and individual objectives that support our culture and performance objectives;

•	promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals;

•	align the incentives of our executives with the creation of value for our stockholders; and

•	retain flexibility and discretion to design compensation programs that reflect our competitive labor environment taking into account individual circumstances.

Our compensation committee expects to continue to implement and maintain compensation plans to achieve these objectives. Our compensation plans and policies currently, and we expect will continue to, compensate executive officers with a combination of base salary, quarterly or annual cash incentive bonuses, equity incentive awards and customary employee benefits. Cash incentive bonuses are tied to key corporate metrics and the achievement of individual performance goals. In 2009, cash incentive bonuses were tied to average gross monthly revenue growth, or AMRG, earnings before interest, taxes, depreciation and amortization and stock based compensation expense as a percentage of revenue, or Adjusted EBITDA Margin, and the achievement of individual performance goals. For 2010, cash incentive bonuses are tied to AMRG, Adjusted EBITDA Margin, customer satisfaction and the achievement of individual performance goals. We have provided, and expect to continue providing, a portion of our executive compensation in the form of equity incentive awards that vest based on the passage of time, or Time-Based Equity Incentive Awards, and equity incentive awards that vest based on a combination of our achievement of financial metrics and the passage of time, or Performance-Based Equity Incentive Awards. Performance-Based Equity Incentive Awards were first issued to executive officers in December 2009. We believe equity incentive awards help retain our executives and align their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation. We plan to continue to implement overall compensation packages for our executive officers generally between the 50th and 75th percentiles of compensation packages for executives in comparable public companies, with potential upside for better than planned performance.

Independent Compensation Consultant

In July 2008, the compensation committee engaged Compensia, Inc. to serve as its independent compensation consultant. Compensia continued serving as the compensation committee’s independent compensation consultant in 2009. For 2009, the compensation committee instructed Compensia to review and evaluate our executive compensation program, including the philosophy and objectives of the program and its specific components, including base salary, total cash compensation targets, target bonus percentages and equity ownership, and to provide advice on compensation benchmarking. Compensia performed a similar role during the compensation committee’s consideration of 2010 executive compensation. Compensia is directly accountable to the compensation committee for the performance of its services. In its role as an advisor to the compensation committee, a senior representative of Compensia attends meetings of the compensation committee when requested. Compensia also provides assistance to the compensation committee on financial performance goals, advice on rules, regulations and general compensation trends regarding executive compensation, and guidance on our director compensation programs. Compensia was retained only by the compensation committee and does not provide any other consulting services to us.

In the future, we expect that our compensation committee will continue to engage an independent compensation consulting firm to provide advice and data regarding our executive compensation.

Competitive Compensation Benchmarking

We operate in a competitive labor environment. As such, the compensation committee believes that it is important to review the executive compensation practices of companies that are similar in business and size to us to ensure that our executive compensation program is competitive and to assist us in meeting our overall executive compensation objectives.

In establishing executive compensation levels for 2009, the compensation committee engaged Compensia to provide a benchmarking analysis. As part of this engagement, Compensia developed two comparative data sources for analytical purposes. First, Compensia developed a peer group comprised solely of U.S. based publicly traded companies from the software industry with a focus on software as a service businesses, which are similar in size to our company based on revenue and market capitalization. We refer to this peer group as the 2009 Peer Group. In establishing the 2009 Peer Group, Compensia considered the peer groups we used in establishing executive compensation levels for 2008 and suggested revisions based on industry, growth rates and business model. In particular, Compensia specifically considered the following factors in developing the 2009 Peer Group: business focus, with software companies a primary focus, software as a service companies a secondary focus and consumer facing companies being an additional consideration; revenue (between $40 million and $150 million); high revenue growth (generally over 20%); market capitalization ($250 million to $1 billion); headcount (generally, between 300 and 600); and location (predominately U.S. east and west coast based). After considering this analysis, the compensation committee established the following 2009 Peer Group: ArcSight, Inc.; Art Technology Group, Inc.; CyberSource Corporation; DemandTec, Inc.; DivX, Inc.; Double-Take Software, Inc.; Ebix Inc.; Falcon-Software Company, Inc.; Glu Mobile Inc.; Guidance Software, Inc.; LivePerson, Inc.; NetSuite Inc.; SuccessFactors, Inc.; Synchronoss Technologies, Inc.; Taleo Corp. and Vocus, Inc. Second, Compensia reviewed compensation data from a published executive compensation survey consisting of software companies similar in size to our company. Once the compensation committee agreed on the 2009 Peer Group, Compensia undertook a process to match our executive positions, which in some cases are not traditional, with those of the companies in the 2009 Peer Group and in the published executive compensation survey.

In establishing executive compensation levels for 2010, the compensation committee again engaged Compensia to provide a benchmarking analysis. Similar to the analysis performed in 2009, Compensia developed two comparative data sources for analytical purposes, a peer group and compensation data from a published executive compensation survey. Based on its review of our business and considering the same factors it considered in establishing executive compensation levels for 2009, Compensia recommended that the compensation committee utilize the same peer group in 2010 as it used in 2009, with one exception. After considering this analysis, the compensation committee established the following peer group for 2010, which we refer to as the 2010 Peer Group: ArcSight, Inc.; Art Technology Group, Inc.; CyberSource Corporation; DemandTec, Inc.; DivX, Inc.; Double-Take Software, Inc.; Ebix Inc.; Falcon-Software Company, Inc.; Guidance Software, Inc.; LivePerson, Inc.; NetSuite Inc.; SuccessFactors, Inc.; Synchronoss Technologies, Inc.; Taleo Corp. and Vocus, Inc. Glu Mobile Inc. was not included in the 2010 Peer Group because its market capitalization dropped below $250 million. Once the compensation committee agreed on the 2010 Peer Group, Compensia undertook a process to match our executive positions, which in some cases are not traditional, with those of the companies in the 2010 Peer Group and in the published executive compensation survey.

In the future, we expect that our compensation committee will continue to consider benchmarking data when determining total cash compensation as well as annual equity incentive awards to executives.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	quarterly or annual cash incentive bonuses;

•	equity incentive awards, including Time-Based Equity Incentive Awards and Performance-Based Equity Incentive Awards; and

•	benefits and other compensation.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee establishes these allocations for each executive officer on an annual basis. Our compensation committee establishes targets for total cash compensation and total direct compensation, which includes the value of equity, based primarily upon benchmarking data as well as the nature of the role, individual performance, the importance to the company of the individual executive and internal equity considerations among all executive officers. Our compensation committee establishes equity incentive awards based upon benchmarking data, the intrinsic value of the equity incentive award, the performance of the individual executive, the executives’ equity ownership percentage and the amount of their equity ownership that is vested equity. We believe that the long-term performance of our business is improved through the grant of stock-based awards so that the interests of our executives are aligned with the creation of value for our stockholders.

In its 2009 and 2010 executive compensation analyses, the compensation committee determined to emphasize total direct compensation, which consists of total cash compensation and the current value of equity awards. The compensation committee determined the value of equity awards by using the Black-Scholes option pricing model, which is the methodology we use when calculating stock-based compensation expense in our financial statements.

Commencing with its 2010 executive compensation analysis, the compensation committee determined to include customer satisfaction as a metric in the determination of quarterly cash incentive bonuses for our executive officers and determined to include Performance-Based Equity Incentive Awards as a component of the equity incentive awards awarded to our executive officers. In addition, the compensation committee determined to incorporate annual, rather than quarterly, individual performance goals for all of our executive officers. The compensation committee added the customer satisfaction metric to align executive compensation with our long-standing goal of providing superior customer service and in recognition of the fact that a similar incentive metric would be added to the incentive compensation structure of approximately 40 of our top senior managers. The compensation committee changed the individual performance goals from quarterly to annual to ensure that these performance goals remain focused on the long-term strategic priorities of our business. The compensation committee determined to add Performance-Based Equity Incentive Awards to create an equity-

based incentive to drive, in the case of the awards issued in 2009, revenue growth. This equity-based incentive is designed to complement the AMRG performance component of our quarterly cash incentive compensation by rewarding over-performance in a manner that we believe is aligned with the interests of our stockholders.

In establishing compensation for our executives for 2009, the compensation committee established base salary, total cash compensation and total direct compensation targets for each executive. Base salaries were generally established to be in the 50th percentile of the 2009 Peer Group and the executive compensation survey, total cash compensation was generally established to be between the 50th and 75th percentiles of the 2009 Peer Group and the executive compensation survey and total direct compensation was generally established to be between the 65th and 75th percentiles of the 2009 Peer Group and the executive compensation survey. In establishing these pay positioning guidelines for 2009, the compensation committee determined that our executive compensation program should combine market competitive base salaries with above market at-risk compensation that links a substantial majority of overall compensation to our longer term company performance and stockholder value creation. Based on this philosophy, the compensation committee reviewed this information and determined that the total target cash compensation for the following executive officers for 2009 be set as follows: Ms. Goodman, $700,000, Ms. Brezniak, our senior vice president, product strategy, $322,000, Ms. Freitas, our vice president and chief marketing officer, $330,000, Mr. Walsh, our senior vice president, engineering and operations, $322,000 and Mr. Wasserman, $350,000. Ms. Goodman’s total cash compensation target placed her slightly above the 50th percentile when compared to the 2009 Peer Group and the executive compensation survey and the total cash compensation target for each of the other named executive officers was slightly below the 50th percentile when compared to the 2009 Peer Group and the executive compensation survey. Mr. Walsh’s total cash compensation target was initially established in his employment offer letter that was issued to him when he joined us in October 2008. In setting Mr. Walsh’s total cash compensation target for 2009, the only adjustment the compensation committee made was to increase his target cash incentive bonus percentage from 35% of base salary to 40% of base salary to achieve internal parity.

In establishing compensation for our executives for 2010, the compensation committee established base salary, total cash compensation and total direct compensation targets for each executive. Consistent with 2009, base salaries for 2010 were generally established to be in the 50th percentile of the 2010 Peer Group and the executive compensation survey, total cash compensation was generally established to be between the 50th and 75th percentiles of the 2010 Peer Group and the executive compensation survey and total direct compensation was generally established to be between the 65th and 75th percentiles of the 2010 Peer Group and the executive compensation survey. In establishing these pay positioning guidelines for 2010, the compensation committee determined that our executive compensation program should combine market competitive base salaries with above market at-risk compensation that links a substantial majority of overall compensation to our longer term company performance and shareholder value creation. Based on this philosophy, the compensation committee reviewed this information and determined that the total target cash compensation for the following executive officers for 2010 be set as follows: Ms. Goodman, $740,000, Ms. Brezniak, $340,800, Ms. Freitas, $345,000, Mr. Walsh, $340,800 and Mr. Wasserman, $350,000. The total cash compensation for each of the named executive officers, other than Mr. Wasserman, was slightly above the 50th percentile when compared to the 2010 Peer Group and the executive compensation survey. The total cash compensation target for Mr. Wasserman, who entered into a transition agreement with us in December 2009 in connection with his resignation as our vice president and chief financial officer on March 31, 2010, placed him slightly below the 50th percentile when compared to the 2010 Peer Group and the executive compensation survey.

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Initial base salaries for our executives have sometimes been set in our offer letter to the executive at the outset of employment, which is the case with all named executive officers. None of our executives is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, from time to time, generally annually, in the discretion of our compensation committee, and consistent with our incentive compensation program objectives, base salaries for our executives, together with other components of compensation, are evaluated for adjustment based on an assessment of an executive’s performance and general compensation trends in our industry.

2009 Base Salaries.  In establishing base salaries for our named executive officers for 2009, our compensation committee reviewed a number of factors, including each named executive officer’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking data and other information provided by Compensia. For 2009, the compensation committee established Ms. Goodman’s base salary at the same level as 2008. The base salaries of Ms. Brezniak, Ms. Freitas, and Mr. Wasserman were increased over 2008 base salaries by approximately 15%, 13%, and 14%, respectively. Mr. Walsh’s 2009 base salary of $230,000 was established when he joined us in October 2008. His base salary was slightly below the median of the 2009 Peer Group and the executive compensation survey. Our compensation committee determined that Ms. Goodman had an exceptional year in 2008. The compensation committee also noted that she continued to successfully drive our strategy, vision and growth. She scaled her role appropriately to reflect our overall growth, successfully expanded her executive team and completed a successful secondary public offering. The compensation committee determined that because Ms. Goodman’s 2008 base salary was generally at the median for the 2009 Peer Group it would remain unchanged in 2009, but her total target cash compensation would increase significantly from $525,000 to $700,000. Our compensation committee determined that Ms. Brezniak had performed exceptionally well in 2008. They noted that she provided strong leadership across the entire product delivery organization, established a clear product roadmap, provided support and guidance to the engineering organization during its leadership transition, continued to drive the use of Agile software development methodology and continued to build a strong senior team. As a result of this analysis, our compensation committee determined to increase Ms. Brezniak’s base salary to $230,000, which placed her base salary slightly below the median of the 2009 Peer Group and the executive compensation survey. Our compensation committee determined that Ms Freitas had performed very well in 2008. They noted that she had achieved her primary business goals, particularly those involving customer acquisition, successfully launched our national radio campaign, improved our forecasting accuracy, enhanced our brand identity and expanded her team appropriately. As a result of this analysis, our compensation committee determined to increase Ms. Freitas’ base salary to $220,000, which placed her base salary slightly below the median of the 2009 Peer Group and the executive compensation survey. Our compensation committee determined that Mr. Wasserman performed very well in 2008. They noted that he played a critical role in our secondary public offering, continued to enhance our financial systems, processes and controls to meet the internal control requirements of the Sarbanes-Oxley Act of 2002, successfully managed the company’s relationship with investors and analysts and continued to build his financial team as appropriate. As a result of this analysis, our compensation committee determined to increase Mr. Wasserman’s base salary to $250,000, which placed him slightly below the median base salary for the 2009 Peer Group and the executive compensation survey.

2010 Base Salaries.  In establishing base salaries for our named executive officers for 2010, our compensation committee reviewed a number of factors, including each named executive officer’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking data and other information provided by Compensia. For 2010, the base salaries of Ms. Goodman, Ms. Brezniak, Ms. Freitas and Mr. Walsh were increased over their 2009 base salaries by approximately 6%, 2%, 5% and 2%, respectively. Mr. Wasserman’s base salary was kept at the 2009 level under the transition agreement we entered into with Mr. Wasserman in December 2009. Our compensation committee determined that Ms. Goodman had another exceptional year in 2009 and noted that Ms. Goodman continued to successfully drive our strategy, vision and growth. They noted that we continued to prosper in the face of significant economic challenges. The compensation committee determined that because Ms. Goodman’s 2009 base salary was significantly below the median for the 2010 Peer Group and the executive compensation survey it would be increased to $370,000, which placed Ms. Goodman’s base salary just below the median for the 2010 Peer Group and the executive compensation survey. Our compensation committee determined that Ms. Brezniak performed very well in 2009. They noted that Ms. Brezniak led our efforts to commercially launch our event marketing product, was instrumental in integrating members of the senior team, continued to enhance and refine our product roadmap process and led our efforts in enhancing the user experience. As a result of this analysis, our compensation committee determined to increase Ms. Brezniak’s base salary to $235,000, which placed her base salary slightly above the median of the 2010 Peer Group and the executive compensation survey. Our compensation committee determined that Ms Freitas had performed very well in 2009. They noted that she brought our pay-per-click advertising management in-house and dramatically reduced costs and exhibited creativity and resourcefulness, was appropriately focused on new acquisition sources and continued to develop her executive leadership skills. As a result of this analysis, our compensation committee determined to increase Ms. Freitas’ base salary to $230,000, which placed her base salary slightly above the median of the 2010 Peer Group and the executive compensation survey. Our compensation committee determined that Mr. Walsh had performed very well in 2009. They noted that he increased his knowledge of our organization and products, contributed to the addition of new members of our senior team, led our revised development model and significantly improved our information technology infrastructure. As a result of this analysis, our compensation committee determined to increase Mr. Walsh’s base salary to $235,000, which placed his base salary slightly above the median of the 2010 Peer Group and the executive compensation survey.

Cash Incentive Bonuses

In 2009 and 2010, the compensation committee established a cash incentive bonus plan for our executives, which provides for quarterly or annual cash incentive bonus payments. The cash incentive bonuses are intended to compensate for the achievement of both corporate targets and individual performance goals. The corporate targets generally conform to the financial or other metrics contained in the internal business plan developed by our management and reviewed and approved by our board of directors. The target amounts payable under the cash incentive bonus plan are calculated as a percentage of the applicable executive’s base salary.

The compensation committee approves the corporate targets, the weighting of various goals for each executive and the formula for determining potential bonus amounts based on achievement of those goals. The compensation committee works with the chief executive officer and the chief financial officer to develop corporate targets. Individual performance goals are necessarily tied to the particular area of expertise of the executive and his or her performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Ms. Goodman sets the individual performance goals for each executive (other than herself) at the beginning of the applicable measurement period, and the compensation committee establishes Ms. Goodman’s individual performance goals at the beginning of the applicable measurement period. In 2009, individual performance goals for executives other than Ms. Goodman were established and measured quarterly and individual performance goals for Ms. Goodman were established and measured annually. In 2010, individual performance goals for all executives are established and measured annually. In establishing individual performance goals for each member of her executive team, Ms. Goodman, in consultation with the executive, typically identifies areas that they believe require focus and are strategic or important to our company as a whole. The compensation committee conducts a similar analysis when it establishes Ms. Goodman’s individual performance goals. The corporate targets and individual performance goals are designed to be difficult to fully achieve and we generally do not expect that all of the targets and objectives will be fully achieved in all periods.

2009 Cash Incentive Bonuses.  In December 2008, the compensation committee adopted the 2009 executive cash incentive bonus plan, or the 2009 Bonus Plan, for our executive officers, including our named executive officers. Amounts payable under the 2009 Bonus Plan to our executive officers were calculated as a percentage of the applicable executive officer’s 2009 annual base salary. The following table sets forth the target bonus percentage under the 2009 Bonus Plan, as a percentage of 2009 annual base salary, for each our named executive officers:

Target Bonus
Name	Percentage

Ms. Goodman	100%
Ms. Brezniak	40%
Ms. Freitas	50%
Mr. Walsh	40%
Mr. Wasserman(1)	40%

(1)	Mr. Wasserman served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009.

As described above, the compensation committee determined the total target cash compensation of each named executive officer after reviewing and considering the evaluation prepared by our independent compensation consultant.

In the case of executive officers other than Ms. Goodman, the 2009 Bonus Plan provided for four equal target quarterly cash incentive bonus payments, with corporate financial targets weighted at 70% and individual performance goals weighted at 30%. In the case of Ms. Goodman, the 2009 Bonus Plan provided for four equal target quarterly cash incentive bonus payments based on corporate financial targets and an annual bonus payment based on an individual performance goal. For Ms. Goodman, the corporate financial targets were weighted at 80% and the individual performance goal was weighted at 20%. The quarterly corporate financial targets were based on two financial metrics: (i) AMRG and (ii) Adjusted EBITDA Margin. The quarterly AMRG and Adjusted EBITDA Margin targets are established by the board of directors as part of the budgeting process and approved by the compensation committee. The targets are approved on a semi-annual basis in connection with the budgeting process and may be revised if our board of directors materially revises our budget to address changing strategic priorities.

For all named executive officers other than Ms. Goodman, in calculating the total corporate financial target bonus, 50 percentage points were based on the AMRG metric and 20 percentage points were based on the Adjusted EBITDA Margin metric. For Ms. Goodman, in calculating the corporate financial target bonus, 56 percentage points were based on the AMRG metric and 24 percentage points were based on the Adjusted EBITDA Margin metric.

Bonus payments made to an executive related to the AMRG metric were based on the following levels of achievement, as a percentage of the quarterly target AMRG:

	Less												140%
Achievement	than												and
Level	85%	85%	90%	95%	100%	105%	110%	115%	120%	125%	130%	135%	Greater

Payout Percentage:	0%	60%	73%	87%	100%	113%	127%	140%	153%	167%	180%	193%	200%

Bonus payments for achievement between the levels described in the table above were to be made on a pro rata basis.

No bonus payment was to be made to any executive based on the quarterly Adjusted EBITDA Margin metric unless the quarterly Adjusted EBITDA Margin we achieved was at least equal to one percentage point below the target Adjusted EBITDA Margin, in which event the executive was eligible to receive 95% of the bonus allocable to the Adjusted EBITDA Margin metric. In the event that the quarterly Adjusted EBITDA Margin we achieved was one percentage point above the target Adjusted EBITDA Margin, the executive was eligible to receive 105% of the bonus allocable to the Adjusted EBITDA Margin metric. Bonus payments for achievement between the two Adjusted EBITDA Margin thresholds were to be made on a pro rata basis. The compensation committee believes that these financial targets were appropriately designed to drive revenue growth and to ensure that we met our Adjusted EBITDA Margin projections while incenting executives to work collectively to reinvest excess operating profit into the business.

The AMRG targets for each quarter of 2009 were as follows: $294,274 for the first quarter, $319,597 for the second quarter, $288,235 for the third quarter and $317,877 for the fourth quarter. The Adjusted EBITDA Margin targets for each quarter of 2009 were as follows: 3.5% for the first quarter, 6.3% for the second quarter, 11.3% for the third quarter and 5.8% for the fourth quarter.

Ms. Goodman’s individual performance goal in 2009 consisted of leading the board of directors and the executive team in a collaborative dialogue to create a strategic framework, which we believe will form the basis for a compelling multi-year growth plan for our company. Ms. Brezniak’s individual performance goals in 2009 included defining a policy on operations data retention, framing the multi-year product roadmap dialogue and analyzing the role of social media for the small business market in the first quarter, developing the 2009 release schedule, refining the roadmap for our authoring environment, finalizing the multi-year product roadmap and working to establish a viable customer experience metric in the second quarter, ensuring the timely implementation of our new billing system and event marketing product and developing a vision for our web services strategy in the third quarter and developing strategies for test automation and backlog management and planning for 2010 initiatives in the fourth quarter. Ms. Freitas’ individual performance goals in 2009 included addressing senior hiring needs and developing additional 2009 marketing initiatives in the first quarter, developing our business intelligence group and working to develop an 18 month go-to-market strategy in the second quarter, defining our strategy with respect to the potential changing nature of our email marketing customers and developing an outbound calling strategy in the third quarter and successfully launching our regional television strategy and realigning strategic resources in the fourth quarter. Mr. Walsh’s individual performance goals in 2009 included defining a policy on operations data retention and addressing matters related to our technology architecture and security processes in the first quarter, developing the 2009 release schedule and addressing matters related to our technology architecture in the second quarter, ensuring the timely implementation of our new billing system and event marketing product and developing a vision for our web services strategy and continuous integration in the third quarter and developing strategies for test automation and backlog management and planning for 2010 initiatives in the fourth quarter. Mr. Wasserman’s individual performance goals in 2009 included renegotiating our Waltham, Massachusetts lease and finalizing our internal controls testing process relating to Section 404 of the Sarbanes-Oxley Act of 2002 in the first quarter, developing our business intelligence group, coordinating the second-half 2009 re-budgeting process and continuing the process of renegotiating our Waltham, Massachusetts lease in the second quarter, performing budgeting analysis related to expense management and addressing matters relating to the launch of our event marketing product in the third quarter and developing strategies regarding our customer retention programs and completing analysis relating to customer lifetime values in the fourth quarter.

The table below reflects for each named executive officer and for each measurement period, (i) the 2009 target incentive for each performance based compensation element, (ii) the 2009 total target incentives, (iii) the actual 2009 incentive payments for each performance based compensation element based on achievement levels, and (iv) the actual 2009 total incentive payments.

		Target				Actual
	Target	Adjusted EBITDA	Target	Total	Actual	Adjusted	Actual	Total
	AMRG	Margin	MBO(2)(3)	Target	AMRG	EBITDA Margin	MBO(2)(3)	Actual
	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive

Ms. Goodman:
Q1 2009	$49,000	$21,000	—	$70,000	$50,274	$22,050	—	$72,324
Q2 2009	$49,000	$21,000	—	$70,000	$47,726	$22,050	—	$69,776
Q3 2009	$49,000	$21,000	—	$70,000	$41,258	$22,050	—	$63,308
Q4 2009	$49,000	$21,000	$70,000	$140,000	$58,114	$21,000	$56,000	$135,114
Ms. Brezniak:
Q1 2009	$11,500	$4,600	$6,900	$23,000	$11,799	$4,830	$6,210	$22,839
Q2 2009	$11,500	$4,600	$6,900	$23,000	$11,210	$4,830	$6,900	$22,931
Q3 2009	$11,500	$4,600	$6,900	$23,000	$9,683	$4,830	$6,900	$21,413
Q4 2009	$11,500	$4,600	$6,900	$23,000	$13,639	$4,600	$6,900	$25,139
Ms. Freitas:
Q1 2009	$13,750	$5,500	$8,250	$27,500	$14,108	$5,775	$8,250	$28,133
Q2 2009	$13,750	$5,500	$8,250	$27,500	$13,393	$5,775	$8,250	$27,418
Q3 2009	$13,750	$5,500	$8,250	$27,500	$11,578	$5,775	$8,250	$25,603
Q4 2009	$13,750	$5,500	$8,250	$27,500	$16,308	$5,500	$8,250	$30,058
Mr. Walsh:
Q1 2009	$11,500	$4,600	$6,900	$23,000	$11,799	$4,830	$6,900	$23,529
Q2 2009	$11,500	$4,600	$6,900	$23,000	$11,201	$4,830	$6,900	$22,931
Q3 2009	$11,500	$4,600	$6,900	$23,000	$9,683	$4,830	$6,486	$20,999
Q4 2009	$11,500	$4,600	$6,900	$23,000	$13,639	$4,600	$6,900	$25,139
Mr. Wasserman(1):
Q1 2009	$12,500	$5,000	$7,500	$25,000	$12,825	$5,250	$7,500	$25,575
Q2 2009	$12,500	$5,000	$7,500	$25,000	$12,175	$5,250	$7,500	$24,925
Q3 2009	$12,500	$5,000	$7,500	$25,000	$10,525	$5,250	$7,500	$23,275
Q4 2009	$12,500	$5,000	$7,500	$25,000	$14,825	$5,000	$7,500	$27,325

(1)	Mr. Wasserman served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009.

(2)	MBO = individual performance goal

(3)	Ms. Goodman’s individual performance goal for 2009 was measured on an annual basis. The individual performance goals for 2009 of each of our other named executive officers were measured on a quarterly basis.

In 2009, the total annual bonus payment as a percentage of the total annual target bonus and the total annual bonus payment as a percentage of annual salary for each named executive officer were as follows: Ms. Goodman (97% and 97%); Ms. Brezniak (100% and 40%); Ms. Freitas (101% and 50%); Mr. Walsh (101% and 40%); and Mr. Wasserman (101% and 40%). In reviewing these results, the compensation committee believed that these bonus payments were justified by the strong company performance and individual performance in 2009 and the goal of using financial performance targets to reward over achievement and penalize under achievement.

2010 Cash Incentive Bonuses.  In December 2009, the compensation committee adopted the 2010 executive cash incentive bonus plan, or the 2010 Bonus Plan, for our executive officers, including our named executive officers. Amounts payable under the 2010 Bonus Plan to our executive officers are calculated as a percentage of the applicable executive officer’s 2010 annual base salary. The 2010 Bonus Plan provides for pro rata quarterly cash incentive bonus payments based on quarterly corporate financial and customer satisfaction targets and an annual bonus payment based on annual individual performance goals, with 80% of the target incentive cash bonus being allocated to corporate financial and customer satisfaction targets and 20% of the target incentive cash bonus being allocated to individual performance goals. The following table sets forth the target bonus percentage under the 2010 Bonus Plan, as a percentage of 2010 annual base salary, for each of our named executive officers:

Target Bonus
Name	Percentage

Ms. Goodman	100%
Ms. Brezniak	45%
Ms. Freitas	50%
Mr. Walsh	45%
Mr. Wasserman(1)	40%

(1)	Mr. Wasserman served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009.

As described above, the compensation committee determined the total target cash compensation of each named executive officer after reviewing and considering the evaluation prepared by our independent compensation consultant. The compensation committee determined to adjust the target bonus percentages for Ms. Brezniak and Mr. Walsh to bring their total target cash compensation within the desired comparative percentiles.

The quarterly corporate financial and customer satisfaction targets under the 2010 Bonus Plan are based on three corporate metrics: (i) AMRG, (ii) Adjusted EBITDA Margin, and (iii) customer satisfaction survey results, or Customer Satisfaction. The quarterly AMRG and Adjusted EBITDA Margin targets are established by the board of directors as part of the budgeting process and approved by the compensation committee. The targets are approved on a semi-annual basis in connection with the budgeting process and may be revised if our board of directors materially revises our budget to address changing strategic priorities. The Customer Satisfaction targets for the 2010 Bonus Plan were established by the compensation committee based on input from our executive team.

For our executive officers, 40 percentage points of the target cash incentive bonus are allocated to the AMRG metric, 20 percent points of the target cash incentive bonus are allocated to the Adjusted EBITDA Margin metric, and 20 percentage points of the target cash incentive bonus are allocated to the Customer Satisfaction metric.

Bonus payments to be made to an executive related to the AMRG metric will be based on the following levels of achievement, as a percentage of the quarterly target AMRG:

	Less												140%
Achievement	than												and
Level	85%	85%	90%	95%	100%	105%	110%	115%	120%	125%	130%	135%	Greater

Payout Percentage:	0%	60%	73%	87%	100%	113%	127%	140%	153%	167%	180%	193%	200%

Bonus payments for achievement between the levels described in the table above are made on a pro rata basis.

No bonus payment will be made to any executive based on the quarterly Adjusted EBITDA Margin metric unless the quarterly Adjusted EBITDA Margin achieved by us is at least equal to one percentage point below the quarterly target Adjusted EBITDA Margin, in which event the executive will be eligible to receive 95% of the bonus allocable to the Adjusted EBITDA Margin metric. In the event that the quarterly Adjusted EBITDA Margin achieved by us is one percentage point or more above the quarterly target Adjusted EBITDA Margin, the executive will be eligible to receive 105% of the bonus allocable to the Adjusted EBITDA Margin metric. Bonus payments for achievement between the two Adjusted EBITDA Margin thresholds are made on a pro rata basis.

Bonus payments to be made to any executive based on the quarterly Customer Satisfaction metric will be paid at 100% of the target payment if the quarterly Customer Satisfaction target is achieved. For achievement levels below the quarterly Customer Satisfaction target, the bonus payment will be reduced by 25% for every percentage point of under-achievement below the target up to a maximum of three percentage points below the target. No payment will be made if the quarterly achievement level is more than three percentage points below the quarterly Customer Satisfaction target. For achievement levels above the quarterly Customer Satisfaction target, the bonus payment will be increased by 25% for every percentage point above the target up to a maximum of four percentage points above the target.

The annual individual performance goals for each of the executive officers, other than Ms. Goodman, have been established by Ms. Goodman and are tied to the particular area of expertise of the executive and his or her performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Under the 2010 Bonus Plan, Ms. Goodman established the annual individual performance goals for each executive officer (other than herself) using the foregoing criteria at the beginning of the first quarter of 2010. The compensation committee established the annual individual performance goal for Ms. Goodman at the beginning of the first quarter of 2010.

Equity Incentive Awards.  Our equity award program is the primary vehicle for offering long-term incentives to our executives. Prior to our initial public offering in October 2007, our employees, including our executives, were eligible to participate in our 1999 Stock Option/Stock Issuance Plan. Following the completion of our initial public offering, we grant to our employees, including our executives, stock-based awards pursuant to our 2007 stock incentive plan, or the 2007 Stock Incentive Plan. Under the 2007 Stock Incentive Plan, our employees, including our executives, are eligible to receive grants of stock options, restricted stock awards, and other stock-based equity awards at the discretion of our compensation committee. We believe that our equity award program is critical to our efforts to hire and retain the best people and to maintain a competitive advantage over our current and future competitors.

Although we do not have any formal equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting feature of our equity grants furthers our goal of executive retention because this feature provides an incentive to our executives to remain in our employment during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers the intrinsic value of the equity grant using the Black-Scholes valuation methodology, comparative share ownership of executives in our compensation peer group and executive compensation survey, company performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of Ms. Goodman with respect to her executive team members. We typically make an initial equity award of stock options or restricted stock to new executives in connection with the start of their employment. Grants of equity awards, including those to executives, are approved by our compensation committee and are granted based on the fair market value of our common stock on the date of grant.

Historically, the equity awards we have granted to our executives vest as to 25% of such awards on the first anniversary of the date of grant and in equal quarterly installments over the succeeding three years. This vesting schedule is consistent with the vesting of stock options granted to other employees. In addition, we may from time to time grant Performance-Based Equity Incentive Awards to our executive officers. In 2009, we granted executive officers Performance-Based Equity Incentive Awards in the form of stock options, or Performance-Based Stock Options. Each Performance-Based Stock Option will:

•	expire as to 100% of the shares underlying such Performance-Based Stock Option if we do not achieve 2010 revenue growth over 2009 revenue in excess of a specified “Level I” target percentage;

•	expire as to 50% of the shares underlying such Performance-Based Stock Option if we achieve 2010 revenue growth over 2009 revenue in excess of the Level I target percentage, but not in excess of a specified “Level II” target percentage; and

•	not expire as to any of the shares underlying such Performance-Based Stock Option if we achieve 2010 revenue growth over 2009 revenue in excess of the Level II target percentage.

Twenty-five percent of the total shares subject to the unexpired portion of each Performance-Based Stock Option (if any) will vest as of December 31, 2010 and the remaining 75% of the shares subject to the unexpired portion of such Performance-Based Stock Option (if any) will vest in 12 equal quarterly installments thereafter, in each case subject to the continued employment of the executive.

In December 2009, the compensation committee approved for each of our executives (other than Mr. Wasserman) new Time-Based Equity Incentive Awards and Performance-Based Equity Incentive Awards. In determining these equity awards for each of the named executive officers set forth on the 2009 Grants of Plan-Based Awards table below, our compensation committee took into account company performance in 2009, which was very strong, the applicable executive’s performance, the retention value of unvested equity awards and the fact that our overall equity incentive pool and the executive incentive pool was each well below those of the companies in the 2010 Peer Group and the benchmarking data prepared by Compensia. The compensation committee also considered the intrinsic value of the equity award using the Black-Scholes valuation methodology and then combined this with 2010 total target cash compensation to determine total target direct compensation. As a result, in December 2009, our compensation committee granted to:

•	Ms. Goodman, options to purchase 210,000 shares (of which 150,000 were Time-Based Equity Incentive Awards and 60,000 were Performance-Based Equity Incentive Awards);

•	Ms. Brezniak, options to purchase 67,000 shares (of which 47,000 were Time-Based Equity Incentive Awards and 20,000 were Performance-Based Equity Incentive Awards);

•	Ms. Freitas, options to purchase 67,000 shares (of which 47,000 were Time-Based Equity Incentive Awards and 20,000 were Performance-Based Equity Incentive Awards); and

•	Mr. Walsh, options to purchase 67,000 shares (of which 47,000 were Time-Based Equity Incentive Awards and 20,000 were Performance-Based Equity Incentive Awards).

The exercise price of these options was $17.96 per share, which was the closing, or last sale, price of our common stock on the Nasdaq Global Market on December 1, 2009, the date of grant. Under a policy adopted by the compensation committee, this price is equal to the fair market value of our common stock on the date of grant. The effect of these equity awards was to set 2010 total target direct compensation at approximately the 75th percentile of the 2010 Peer Group and the executive compensation survey.

The compensation committee has adopted a stock option grant policy that applies to all stock option grants, including grants to executives, but excluding automatic annual grants to independent directors. The option grant policy adopted by the compensation committee is as follows:

•	That we will not, and will not have any program, plan or practice to, time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information.

•	That only the compensation committee, in its sole discretion, will be permitted to grant stock options and stock-based awards under the 2007 Stock Incentive Plan.

•	That all grants of stock options and stock-based awards under the 2007 Stock Incentive Plan, including grants to new employees, will be made during the first business week of the third month of the calendar quarter.

•	That the exercise price of all stock options and stock-based awards shall equal the closing, or last sale, price of our common stock on the Nasdaq Global Market on the grant date.

•	That the compensation committee will meet telephonically or in person during the first business week of the third month of the calendar quarter to approve grants of stock options and stock-based awards.

•	That, to the extent practical, each quarterly meeting date will be tentatively set at the prior quarter’s meeting.

•	That the compensation committee will not take action by written consent with respect to the grant of stock options and stock-based awards.

Benefits and Other Compensation.  We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan, including a company contribution match component, an employee assistance program, maternity and paternity leave plans and standard company holidays. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees, except that we pay for parking for our executive officers.

Severance and Change of Control Benefits

We have severance arrangements with each of our executive officers other than Mr. Wasserman, which were standardized by the compensation committee in December 2008. These agreements provide, in general, that in the event the executive is terminated without cause or there is a significant change in his or her base salary or a material change in his or her responsibilities or location, the executive will be entitled to a severance benefit equal to six months base salary plus health insurance benefits. In addition to the severance benefits described above, the option agreements with each of our executive officers governing Time-Based Stock Options provide that in the event of a change of control 50% of then unvested options subject to such agreements shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated within 12 months after the change of control, any remaining unvested shares or options subject to these agreements shall become vested. The option agreements with each of our executive officers governing Performance-Based Stock Options provide that in the event of a change of control, 50% of the unvested shares subject to the then unexpired portion of the award shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated within 12 months after the change of control, all of the unvested shares subject to the then unexpired portion of the award shall become vested.

We believe that having in place reasonable and competitive executive severance arrangements is essential to attracting and retaining highly-qualified executives. After reviewing the practices of companies represented in our peer group and in software as a service companies generally, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives by the companies in the peer group companies. While we do not believe that the provisions of a severance package would be a determinative factor in an executive’s decision to join us, the absence of such package would present a competitive disadvantage in the market for talented executives.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, in “— Potential Payments Upon Termination or Change of Control” below. Our compensation committee believes that our severance and change of control benefits are reasonable and generally consistent with severance packages offered to executives at similarly situated companies.

In December 2009, we entered into a transition agreement, or the Transition Agreement, with Mr. Wasserman regarding Mr. Wasserman’s resignation as our vice president and chief financial officer and continued employment with us for a transition period. Pursuant to the Transition Agreement, Mr. Wasserman remained employed as our vice president and chief financial officer until his resignation on March 31, 2010, or the Resignation Date. During this transition period, Mr. Wasserman continued performing the duties and responsibilities customary and consistent with his position and continued reporting to our president and chief executive officer. During the transition period, Mr. Wasserman received the same base salary, fringe benefits and stock option vesting to which he was entitled immediately prior to the execution of the Transition Agreement. Mr. Wasserman also received a quarterly cash incentive bonus under the 2010 Bonus Plan, pro rated for the actual number of days during 2010 for which he was employed until the Resignation Date. Under the terms of the Transition Agreement, Mr. Wasserman is entitled to receive a severance payment of $175,000 to be paid in 12 semi-monthly payments in accordance with normal payroll policies and procedures and less all applicable taxes and withholdings. In connection with this severance payment, Mr. Wasserman executed a release of claims agreement. In the event Mr. Wasserman is not employed full-time as the chief financial officer or similar such position or functional equivalent with another employer within six months of the Resignation Date, under the terms of the Transition Agreement, he will be entitled to receive additional severance payments up to $175,000 to be paid in semi-monthly payments in accordance with normal payroll policies and procedures and less all applicable taxes and withholdings. However, any additional severance payments will terminate at such time as Mr. Wasserman commences full-time employment as the chief financial officer or similar such position or functional equivalent with another employer, including a consulting or similar arrangement involving essentially a full-time commitment in a role that is the same as, or substantially similar to or the functional equivalent of, that of chief financial officer. If Mr. Wasserman timely elects to continue medical and/or dental insurance coverage after the Resignation Date in accordance with the provisions of COBRA, we will pay the company portion of his monthly premium payments for the period of time that he is receiving severance pursuant to the Transition Agreement or until he obtains other employment, whichever occurs first. Mr. Wasserman will be responsible for the same employee portion of the premium during such period being paid by active employees participating in the same health program and paid in such manner as we provide. During Mr. Wasserman’s employment pursuant to the Transition Agreement, any outstanding, unvested options or restricted stock awarded under the terms of any option award or restricted stock agreements previously entered into by Mr. Wasserman and us continued to vest in accordance with the terms of the applicable agreement and related documents. There was no acceleration of vesting in connection with the Transition Agreement.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three most highly compensated officers (other than the chief executive officer and the chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our president and chief executive officer, our vice president and chief financial officer and each of our three other most highly compensated executive officers during the applicable years. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

				Non-Equity
			Option	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(2)	($)(3)	($)(4)	($)

Gail F. Goodman	2009	$350,000	$1,447,305	$340,522	$10,898	$2,148,725
President and Chief Executive	2008	$350,000	$1,259,073	$219,467	$7,968	$1,836,508
Officer	2007	$275,900	$865,651	$132,197	$1,068	$1,274,816
Steven R. Wasserman(1)	2009	$250,000	—	$101,100	$10,898	$361,998
Vice President and Chief	2008	$250,000	$485,642	$103,909	$7,968	$847,519
Financial Officer	2007	$192,300	$599,297	$60,153	$1,018	$852,768
Ellen Brezniak	2009	$230,000	$453,489	$92,322	$10,898	$786,709
Senior Vice President, Product	2008	$200,000	$467,656	$82,655	$7,968	$758,279
Strategy	2007	$185,000	$599,297	$51,947	$1,046	$837,290
Nancie G. Freitas	2009	$220,000	$453,489	$111,212	$10,898	$795,599
Vice President and Chief Marketing Officer	2008	$195,000	$431,682	$91,692	$7,961	$726,335
John J. Walsh, Jr.	2009	$230,000	$453,489	$92,598	$10,898	$786,985
Senior Vice President, Engineering and Operations

(1)	Mr. Wasserman served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009.

(2)	The amounts shown in this column represent the grant date fair value of stock option awards granted to our named executive officers in 2007, 2008 and 2009, calculated in accordance with SEC rules. For 2007 and 2008, these option awards consisted solely of Time-Based Stock Options. For 2009, the options awarded to Ms. Goodman, Ms. Brezniak, Ms. Freitas and Mr. Walsh consisted of both Time-Based Stock Options and Performance-Based Stock Options. The grant date fair value of the Performance-Based Stock Options included in this column is $0 because we have determined based on applicable accounting guidance that satisfaction of the performance conditions is not probable. The maximum value of these Performance-Based Stock Options, assuming all performance conditions are satisfied, is $579,000 for Ms. Goodman and $193,000 for each of Ms. Brezniak, Ms. Freitas and Mr. Walsh. For a discussion of our valuation assumptions, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2007, 2008 and 2009. The individual awards reflected in the summary compensation table for 2009 are further described below in the table “2009 Grants of Plan-Based Awards.”

(3)	For 2009, the amounts shown were paid during 2009 and in February 2010 to each of the named executive officers for the achievement in 2009 of specified performance objectives under our 2009 Bonus Plan. For 2008, the amounts shown were paid during 2008 and in February 2009 to each of the named executive officers for the achievement in 2008 of specified performance objectives under our 2008 Cash Incentive Bonus Plan. For 2007, the amounts shown were paid during 2007 and in February 2008 to each of the named executive officers for the achievement in 2007 of specified performance objectives under our 2007 Executive Team Bonus Plan.

(4)	The amounts shown reflect life insurance premiums and parking costs paid by us in each of 2007, 2008 and 2009 on behalf of each of the named executive officers. In addition, in 2008 and 2009, these amounts reflect a company matching contribution under our 401(k) plan of $6,900 and $9,800, respectively, in the case of each named executive officer.

2009 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during or for the year ended December 31, 2009.

								All Other
								Option
								Awards:	Exercise or	Grant Date
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Base Price of	Fair Value
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Securities	Option	of Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	Awards
Name	Date	($)	($)(2)	($)(2)	(#)	(#)(3)	(#)(3)	Options (#)(4)	($/share)(5)	($)(6)

Gail F. Goodman	—	—	$350,000	$550,200	—	—	—	—	—	—
	12/1/2009	—	—	—	—	30,000	60,000	—	$17.96	—
	12/1/2009	—	—	—	—	—	—	150,000	$17.96	$1,447,305

Steven R. Wasserman(1)	—	—	$100,000	$151,000	—	—	—	—	—	—

Ellen Brezniak	—	—	$92,000	$138,920	—	—	—	—	—	—
	12/1/2009	—	—	—	—	10,000	20,000	—	$17.96	—
	12/1/2009	—	—	—	—	—	—	47,000	$17.96	$453,489

Nancie G. Freitas	—	—	$110,000	$166,100	—	—	—	—	—	—
	12/1/2009	—	—	—	—	10,000	20,000	—	$17.96	—
	12/1/2009	—	—	—	—	—	—	47,000	$17.96	$453,489

John J. Walsh, Jr.	—	—	$92,000	$138,920	—	—	—	—	—	—
	12/1/2009	—	—	—	—	10,000	20,000	—	$17.96	—
	12/1/2009	—	—	—	—	—	—	47,000	$17.96	$453,489

(1)	Mr. Wasserman served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009.

(2)	Our 2009 Bonus Plan was approved by the compensation committee of the board of directors on December 4, 2008. Payouts under the 2009 Bonus Plan were contingent upon the achievement of certain quarterly financial performance goals, including AMRG targets and Adjusted EBITDA Margin targets, and annual or quarterly individual performance goals. In the case of executive officers other than Ms. Goodman, the 2009 Bonus Plan provided for four equal target quarterly cash incentive bonus payments, with corporate financial targets weighted at 70% and individual performance goals weighted at 30%. In the case of Ms. Goodman, the 2009 Bonus Plan provided for four equal target quarterly cash incentive bonus payments based on corporate financial targets and an annual bonus payment based on an individual performance goal. For Ms. Goodman, the corporate financial targets were weighted at 80% and the individual performance goal was weighted at 20%. The amounts shown in the target column reflect the target amount payable under the 2009 Bonus Plan. The actual amounts paid are reflected in the Summary Compensation Table above.

(3)	Consists of Performance-Based Stock Options. Each Performance-Based Stock Option will: (i) expire as to 100% of the shares underlying such Performance-Based Stock Option if we do not achieve 2010 revenue growth over 2009 revenue in excess of a specified “Level I” target percentage; (ii) expire as to 50% of the shares underlying such Performance-Based Stock Option if we achieve 2010 revenue growth over 2009 revenue in excess of the Level I target percentage, but not in excess of a specified “Level II” target percentage; and (iii) not expire as to any of the shares underlying such Performance-Based Stock Option if we achieve 2010 revenue growth over 2009 revenue in excess of the Level II target percentage. Twenty-five percent of the total shares subject to the unexpired portion of each Performance-Based Stock Option (if any) will vest as of December 31, 2010 and the remaining 75% of the shares subject to the unexpired portion of such Performance-Based Stock Option (if any) will vest in 12 equal quarterly installments thereafter, in each case subject to the continued employment of the executive.

(4)	Consists of Time-Based Stock Options. Twenty-five percent of the shares underlying these options vest on the first anniversary of the grant date and the remaining 75% of the shares underlying these options vest in 12 equal quarterly installments, subject to continued employment.

(5)	For option grants to the named executive officers in December 2009, the compensation committee determined that the fair value of our common stock was equal to the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 1, 2009, the date of grant.

(6)	The amounts shown in this column represent the grant date fair value of stock option awards granted to our named executive officers in 2009, calculated in accordance with SEC rules. For 2009, the option awards to Ms. Goodman, Ms. Brezniak, Ms. Freitas and Mr. Walsh consisted of both Time-Based Stock Options and Performance-Based Stock Options. The grant date fair value of the Performance-Based Stock Options included in this column is $0 because we have determined based on applicable accounting guidance that satisfaction of the performance conditions is not probable. The maximum value of these Performance-Based Stock Options, assuming all performance conditions are satisfied, is $579,000 for Ms. Goodman and $193,000 for each of Ms. Brezniak, Ms. Freitas and Mr. Walsh. For a discussion of our valuation assumptions, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2009.

2009 Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding option awards held by our named executive officers at December 31, 2009.

		Option Awards
					Equity
					Incentive
					Plan
					Awards:
		Number of	Number of		Number of
		Securities	Securities		Securities
		Underlying	Underlying		Underlying
		Unexercised	Unexercised		Unexercised	Option
		Options	Options		Unearned	Exercise	Option
	Grant	(#)	(#)		Options	Price	Expiration
Name	Date	Exercisable	Unexercisable		(#)	($)	Date

Gail F. Goodman	6/7/2000	5,200	—		—	$36.15	6/7/2010
	10/23/2003	33,738	—		—	$0.04	10/23/2013
	2/10/2005	105,834	—		—	$0.06	2/10/2015
	2/9/2006	12,188	812	(2)	—	$1.09	2/9/2016
	12/7/2006	87,750	29,250	(2)	—	$3.05	12/7/2016
	12/6/2007	32,500	32,500	(2)	—	$22.27	12/6/2017
	12/4/2008	43,750	131,250	(2)	—	$13.68	12/4/2018
	12/1/2009	—	150,000	(2)	—	$17.96	12/1/2019
	12/1/2009	—	—		60,000 (3)	$17.96	12/1/2019

Steven R. Wasserman(1)	12/7/2006	29,250	9,750	(2)	—	$3.05	12/7/2016
	12/6/2007	22,500	22,500	(2)	—	$22.27	12/6/2017
	12/4/2008	16,875	50,625	(2)	—	$13.68	12/4/2018

Ellen Brezniak	9/20/2006	89,855	22,536	(2)	—	$2.68	9/20/2016
	12/6/2007	22,500	22,500	(2)	—	$22.27	12/6/2017
	12/4/2008	16,250	48,750	(2)	—	$13.68	12/4/2018
	12/1/2009	—	47,000	(2)	—	$17.96	12/1/2019
	12/1/2009	—	—		20,000 (3)	$17.96	12/1/2019

Nancie G. Freitas	12/8/2005	22,100	—		—	$0.06	12/8/2015
	12/7/2006	19,500	6,500	(2)	—	$3.05	12/7/2016
	12/6/2007	30,000	30,000	(2)	—	$22.27	12/6/2017
	12/4/2008	15,000	45,000	(2)	—	$13.68	12/4/2017
	12/1/2009	—	47,000	(2)	—	$17.96	12/1/2019
	12/1/2009	—	—		20,000 (3)	$17.96	12/1/2019

John J. Walsh, Jr.	12/4/2008	25,000	75,000	(2)	—	$13.68	12/4/2018
	12/1/2009	—	47,000	(2)	—	$17.96	12/1/2019
	12/1/2009	—	—		20,000 (3)	$17.96	12/1/2019

(1)	Mr. Wasserman served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009. Mr. Wasserman was not granted any equity awards in 2009.

(2)	Twenty-five percent of the shares underlying this option vest on the first anniversary of the grant date (or hire date in the case of options granted at the time the executive commenced employment) and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments thereafter, subject to the continued employment of the named executive officer.

(3)	Consists of Performance-Based Stock Options. Each Performance-Based Stock Option will: (i) expire as to 100% of the shares underlying such Performance-Based Stock Option if we do not achieve 2010 revenue growth over 2009 revenue in excess of a specified “Level I” target percentage; (ii) expire as to 50% of the shares underlying such Performance-Based Stock Option if we achieve 2010 revenue growth over 2009 revenue in excess of the Level I target percentage, but not in excess of a specified “Level II” target percentage; and (iii) not expire as to any of the shares underlying such Performance-Based Stock Option if we achieve 2010 revenue growth over 2009 revenue in excess of the Level II target percentage. Twenty-five percent of the total shares subject to the unexpired portion of each Performance-Based Stock Option (if any) will vest as of December 31, 2010 and the remaining 75% of the shares subject to the unexpired portion of such Performance-Based Stock Option (if any) will vest in 12 equal quarterly installments thereafter, in each case subject to the continued employment of the executive.

2009 Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our named executive officers and shares subject to stock awards held by our named executive officers that vested during the year ended December 31, 2009.

	Option Awards		Stock Awards
Number of
	Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)

Gail F. Goodman	—	—	—	—
Steven R. Wasserman	—	—	48,008 (1)	$848,526 (1)
Ellen Brezniak	7,800 (2)	$149,050 (2)	—	—
Nancie G. Freitas	—	—	—	—
John J. Walsh, Jr.	—	—	—	—

(1)	These shares of restricted stock vested during 2009 as follows: 12,000 shares on March 12, 2009, 12,000 shares on June 12, 2009, 12,000 shares on September 12, 2009 and 12,008 shares on December 12, 2009. The value realized has been calculated by taking the fair value of our common stock, which is equal to the last sale, or closing, price of our common stock on the NASDAQ Global Market, at each of the vesting dates and multiplying it by the number of vesting shares, and then totaling these amounts.

(2)	The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the market price of our common stock at the time of exercise.

Employment and Other Agreements

We do not have formal employment agreements with any of our named executive officers, other than Mr. Wasserman. As a condition to their employment, each named executive officer entered into a non-competition, non-disclosure and non-solicitation agreement. Pursuant to these agreements, each named executive officer has agreed not to compete with us or to solicit our employees during their employment and for a period of one year after their employment ends, to protect our confidential and proprietary information and to assign to us all intellectual property conceived of or developed during the term of their employment.

We have severance arrangements with each of our executive officers other than Mr. Wasserman, which were standardized by the compensation committee in December 2008. These agreements provide, in general, that in the event the executive is terminated without cause or there is a significant decrease in his or her base salary or a material change in his or her responsibilities or location, the executive will be entitled to a severance benefit equal to six months base salary plus health insurance benefits.

In December 2009, we entered into the Transition Agreement with Mr. Wasserman regarding Mr. Wasserman’s resignation as our vice president and chief financial officer and continued employment with us for a transition period until his resignation on March 31, 2010. For a description of the Transition Agreement, see “— Compensation Discussion and Analysis — Severance and Change of Control Benefits” above.

Potential Payments Upon Termination or Change of Control

In addition to the severance benefits described above, the option agreements with each of our executive officers governing Time-Based Stock Options provide that in the event of a change of control 50% of then unvested options subject to such agreements shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated within 12 months after the change of control, any remaining unvested options subject to these agreements shall become vested. The option agreements with each of our executive officers governing Performance-Based Stock Options provide that in the event of a change of control, 50% of the unvested shares subject to the then unexpired portion of the award shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated within 12 months after the change of control, all of the unvested shares subject to the then unexpired portion of the award shall become vested. For these purposes, “change of control” generally means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of our assets to a third party entity, (b) a merger or consolidation of our company with a third party entity, or (c) a transfer of more than 50% of the outstanding voting equity of our company to a third party entity (other than in a financing transaction involving the additional issuance of our securities).

The table below shows the benefits potentially payable to each of our named executive officers, other than Mr. Wasserman, if he or she was terminated without cause, if there was a change of control of our company, and if he or she was terminated upon a change of control. These amounts are calculated on the assumption that the employment termination and change of control both took place on December 31, 2009. As discussed above, in December 2009, we entered into the Transition Agreement with Mr. Wasserman regarding Mr. Wasserman’s resignation as our vice president and chief financial officer and continued employment with us for a transition period until his resignation on March 31, 2010. For a description of the Transition Agreement, see “— Compensation Discussion and Analysis — Severance and Change of Control Benefits” above.

	Benefits Payable Upon		Benefits Payable	Additional Benefits Payable Upon
	Termination Without Cause		Upon a Change	Termination Within 12 Months of
	Severance	Medical/	of Control	a Change of Control
Name	Payments	Dental(1)	Equity Benefits(2)	Equity Benefits(3)

Gail F. Goodman	$175,000	$5,536	$347,697	$347,697
Ellen Brezniak	$115,000	$2,623	$206,640	$206,640
Nancie G. Freitas	$110,000	$2,623	$52,621	$52,621
John J. Walsh, Jr.	$115,000	$6,679	$87,000	$87,000

(1)	Calculated based on the estimated cost to us of providing these benefits.

(2)	This amount is equal to (a) the number of option shares that would vest, assuming a December 31, 2009 change of control, multiplied by (b) the excess of $16.00 over the exercise price of the option. $16.00 was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 31, 2009.

(3)	This amount is equal to (a) the number of option shares that would vest, assuming a December 31, 2009 change of control and employment termination, multiplied by (b) the excess of $16.00 over the exercise price of the option. $16.00 was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 31, 2009.

Risk Considerations in our Compensation Program

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. In addition, the compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The compensation committee, with the assistance of its independent compensation consultant, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	cash incentive awards provide balanced objectives and are capped by the compensation committee to discourage excessive risk taking; and

•	long-term equity incentive awards discourage excessive risk taking, which we believe encourages our executives to consider the long-term interests of our company and reduces the likelihood that executives will take excessive short-term risks.

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of purely formulaic factors that could contribute to excessive risk taking.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors for breach of fiduciary duty of care as a director. Our restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or knowing violation of law;

•	any unlawful payments of dividends or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limitation of liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

As permitted by Delaware law, our restated certificate of incorporation also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we will advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by law.

The indemnification provisions contained in our restated certificate of incorporation are not exclusive. In addition to the indemnification provided for in our restated certificate of incorporation we have entered into indemnification agreements with each of our directors and officers. Each indemnification agreement provides that we will indemnify the director or officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against a director or officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted for directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain a general liability insurance policy that covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Securities Authorized for Issuance under our Equity Compensation Plans

In accordance with SEC rules, the following table provides information, as of December 31, 2009, about the securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Number of Shares
Remaining Available
for Future Issuance
	Number of Shares to		under Equity
	be Issued upon		Compensation Plans
	Exercise of	Weighted Average	(Excluding Shares
	Outstanding Options	Exercise Price of	Reflected in
	and Rights	Outstanding Options	(Column A)
Plan Category	(Column A)	(Column B)	(Column C)(1)

Equity compensation plans that have been approved by our stockholders	4,147,312 (2)	$12.49	1,049,495 (3)
Equity compensation plans that have not been approved by our stockholders	—	—	—
Total	4,147,312		1,049,495 (3)

(1)	In addition to being available for issuance upon the exercise of stock options that we may grant after December 31, 2009, all of the shares available for grant under our 2007 stock incentive plan may instead be issued in the form of restricted stock, restricted stock units, stock appreciation rights and other stock-based awards.

(2)	Represents 4,147,312 shares to be issued upon exercise of outstanding options under our 1999 stock option/stock issuance plan and 2007 stock incentive plan as of December 31, 2009. Our 2007 stock incentive plan became effective on October 9, 2007, and we no longer grant awards under our 1999 stock option/stock issuance plan.

(3)	Includes 266,389 shares issuable under our 2007 employee stock purchase plan. Also includes 783,106 shares issuable under our 2007 stock incentive plan. Under our 2007 stock incentive plan, the number of shares issuable automatically increases every January 1 until the second day of 2017 by an amount equal to the lowest of (i) 700,000 shares of common stock, (ii) 5% of the aggregate number of shares of common stock outstanding on that date and (iii) an amount determined by our board of directors.

STOCK OWNERSHIP

The following table contains information as of March 31, 2010 about the beneficial ownership of shares of our common stock by:

•	each of our named executive officers (as identified above in “EXECUTIVE COMPENSATION”);

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

	Number of		Shares			Percentage of
	Shares		Acquirable		Total	Common Stock
	Beneficially		Within		Beneficial	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	+	60 Days(3)	=	Ownership	Owned(4)

Named Executive Officers and Directors:
Gail F. Goodman	753,057		344,085		1,097,142	3.8%
Ellen Brezniak	—		142,992		142,992	*
Nancie G. Freitas	4,000		95,725		99,725	*
John J. Walsh, Jr.	—		37,501		37,501	*
Steven R. Wasserman(5)	195,264		25,312		220,576	*
Thomas Anderson	2,000		45,667		47,667	*
Robert P. Badavas(6)	4,000		35,917		39,917	*
John Campbell(7)	82,954		6,667		89,621	*
Michael T. Fitzgerald	51,612		6,667		58,279	*
William S. Kaiser(8)	33,914		6,667		40,581	*
Daniel T. H. Nye	—		8,334		8,334	—
All directors and executive officers as a group (15 persons)	1,447,568		1,197,727		2,645,295	8.5%
5% Stockholders:
Entities affiliated with T. Rowe Price Associates, Inc.(9)	3,509,000		—		3,509,000	12.3%
Entities affiliated with Waddell & Reed Financial, Inc.(10)	2,530,400		—		2,530,400	8.9%
FMR LLC(11)	2,519,664		—		2,519,664	8.8%
Entities affiliated with Morgan Stanley(12)	2,045,403		—		2,045,403	7.2%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Constant Contact, Inc., 1601 Trapelo Road, 3rd Floor, Waltham, Massachusetts 02451.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after March 31, 2010.

(4)	The percent ownership for each stockholder on March 31, 2010 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the number of shares of our common stock outstanding on March 31, 2010 (28,507,149 shares) plus any shares acquirable (including stock options exercisable) by the stockholder within 60 days after March 31, 2010.

(5)	Mr. Wasserman served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009.

(6)	The shares reported as beneficially owned are held by the Robert P. Badavas Trust of 2007. Mr. Badavas exercises sole voting and investment power with respect to the shares held by the Robert P. Badavas Trust of 2007.

(7)	Consists of 32,954 shares held jointly with Mr. Campbell’s wife, Mrs. Jean Campbell, and 50,000 shares held by the John Campbell 2007 Trust.

(8)	Consists of 31,945 shares held by Mr. Kaiser individually and 1,969 shares held by the Kaiser Family Trust. Mr. Kaiser exercises sole voting and investment power with respect to the shares held by the Kaiser Family Trust.

(9)	This information is based solely on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. on January 11, 2010 reporting share ownership as of December 31, 2009. Their principal business address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(10)	This information is based solely on Amendment No. 2 to Schedule 13G filed with the SEC by Waddell & Reed Financial, Inc., Waddell & Reed Investment Management Company, Waddell & Reed, Inc. and Waddell & Reed Financial Services, Inc. on February 12, 2010 reporting share ownership as of December 31, 2009. Waddell & Reed, Inc., or WRI, is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company, or WRFSI. In turn, WRFSI is a subsidiary of Waddell & Reed Financial, Inc., a publicly traded company. The investment advisory contracts grant Waddell & Reed Investment Management Company, or WRIMCO, all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, WRIMCO may be deemed the beneficial owner of the reported securities. Their principal business address is 6300 Lamar Avenue, Overland Park, Kansas 66202.

(11)	This information is based solely on Amendment No. 2 to Schedule 13G filed with the SEC by FMR LLC and Edward C. Johnson 3d on February 16, 2010 reporting share ownership as of December 31, 2009. Their principal business address is 82 Devonshire Street, Boston, Massachusetts 02109.

(12)	This information in based solely on Amendment No. 2 to Schedule 13G filed with the SEC by entities affiliated with Morgan Stanley on January 27, 2010 reporting share ownership as of December 31, 2009. Consists of 2,045,403 shares held by Morgan Stanley Dean Witter Venture Partners IV, L.P., or MSDW Venture Partners, 205,450 shares held by Morgan Stanley Dean Witter Venture Investors IV, L.P., or MSDW Venture Investors, and 69,082 shares held by Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P., or MSDW Offshore Investors. Morgan Stanley may be deemed to have beneficial ownership of 2,045,403 shares of the reported securities directly beneficially owned by MSDW Venture Partners, MSDW Venture Investors and MSDW Offshore Investors. MSDW Venture Partners IV, LLC, or MSDW LLC, is the general partner of MSDW Venture Partners, MSDW Venture Investors and MSDW Offshore Investors. MSDW Venture Partners IV, Inc., or MSDW Inc., is the institutional managing member of MSDW LLC. By virtue of these relationships, each of MSDW LLC and MSDW Inc. may be deemed to have beneficial ownership of the 2,045,403 shares of the reported securities directly beneficially owned by MSDW Venture Partners, MSDW Venture Investors and MSDW Offshore Investors. MSDW Venture Partners, MSDW Venture Investors, MSDW Offshore Investors, Morgan Stanley, MSDW LLC and MSDW Inc. each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests therein. The principal business address of the entities affiliated with Morgan Stanley is 1585 Broadway, New York, New York 10036.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our common stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons or written representations from such persons, we believe that all of the reporting persons complied with all Section 16(a) filing requirements during 2009, other than one late Form 5 filing by Ms. Brezniak relating to shares of our common stock gifted by Ms. Brezniak on December 24, 2009.

* * *

The board of directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors,

Gail F. Goodman
Chairman, President and Chief Executive Officer

April 26, 2010

CONSTANT CONTACT, INC.
 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, JUNE 1, 2010.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF CONSTANT CONTACT. PLEASE RETURN IT AS SOON AS POSSIBLE.
By signing on the reverse side of this proxy, you acknowledge that you have received notice of the Annual Meeting of Stockholders and the proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint Gail F. Goodman and Robert P. Nault, and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of Constant Contact, Inc. to be held on Tuesday, June 1, 2010 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, 3rd Floor, Waltham, Massachusetts 02451, and any adjournments of the meeting, and (2) vote all shares of Constant Contact stock that you are entitled to vote and otherwise act on your behalf upon the matters proposed by Constant Contact, with all the powers you would possess if you were personally present. None of the following proposals is conditioned upon the approval of any other proposal.
IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS HEREIN. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” THE DIRECTOR NOMINEES IDENTIFIED IN THE PROXY STATEMENT AND “FOR” PROPOSAL 2.
(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF
CONSTANT CONTACT, INC.
June 1, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL
The Notice of Meeting, proxy statement and proxy card
are available at – www.proxydocs.com/ctct
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

2 0 2 3 0 0 0 0 0 0 0 0 0 0 0 0 1 0 0 0 9	0 6 0 2 0 9

CONSTANT CONTACT’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:    ☒

						FOR	AGAINST	ABSTAIN
1.	To elect the following nominees for class III director to serve for a term of three years:			2.	To ratify the appointment of PricewaterhouseCoopers LLP as Constant Contact’s independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐

☐	FOR ALL NOMINEES	NOMINEES o Robert P. Badavas o Gail F. Goodman o William S. Kaiser
☐	WITHHOLD AUTHORITY
FOR ALL
NOMINEES

☐       FOR ALL EXCEPT
   (See instructions below)

INSTRUCTIONS:   To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournment of the meeting.

The proxy holders will vote your shares as you direct herein. If you leave any matter on this proxy card blank, the proxy holders will vote your shares as recommended by our Board of Directors. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by itself, revoke this proxy.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.  ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Nate:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.